UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Chicago Bridge & Iron Company N.V.

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CHICAGO BRIDGE & IRON COMPANY N.V.
Oostduinlaan 75
2596 JJ The Hague, The Netherlands

NOTICE OF AND AGENDA FOR ANNUAL GENERAL MEETING
OF SHAREHOLDERS TO BE HELD MAY 6, 2010

To the Shareholders of:
CHICAGO BRIDGE & IRON COMPANY N.V.

You are hereby notified that the Annual General Meeting of Shareholders (the “Annual Meeting”) of Chicago Bridge & Iron Company N.V. will be held at the InterContinental Amstel Amsterdam, Professor Tulpplein 1, 1018 GX Amsterdam, The Netherlands, at 2:00 p.m., local time, on Thursday, May 6, 2010, for the following purposes:

1. To elect one member of the Supervisory Board to serve until the Annual General Meeting of Shareholders in 2013. The Supervisory Board recommends the election of Michael L. Underwood to fill this position;

2. To elect one member of the Management Board to serve until the Annual General Meeting of Shareholders in 2014. The Supervisory Board recommends the election of Chicago Bridge & Iron Company B.V. to fill this position;

3. To authorize the preparation of our Dutch statutory annual accounts and the annual report of our Management Board in the English language, to discuss our annual report of the Management Board for the year ended December 31, 2009 and to adopt our Dutch statutory annual accounts for the year ended December 31, 2009;

4. To discharge the sole member of our Management Board from liability in respect of the exercise of its duties during the year ended December 31, 2009;

5. To discharge the members of our Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2009;

6. To approve the extension of the authority of our Management Board, acting with the approval of the Supervisory Board, to repurchase up to 10% of our issued share capital until November 6, 2011 on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recent available (as of the time of repurchase) price of a share on any securities exchange where our shares are traded;

7. To appoint Ernst & Young LLP as our independent registered public accounting firm, who will audit our accounts for the year ending December 31, 2010;

8. To approve the Chicago Bridge & Iron Company Incentive Compensation Program;

9. To approve the extension of the authority of our Supervisory Board to issue shares and/or grant rights to acquire our shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude the preemptive rights of shareholders with respect to the issuance of shares and/or the grant of the right to acquire shares, until May 6, 2015;

10. To approve the compensation of the members of the Supervisory Board; and

11. To discuss our dividend policy.

Our Dutch statutory annual accounts and the annual report of the Management Board, our Annual Report on Form 10-K, the charters of each of our Audit, Nominating, Organization and Compensation, Corporate Governance and Strategic Initiatives Committees, our Corporate Governance Guidelines and our Code of Ethics can be accessed through our website, www.cbi.com, and, along with directions to attend the Annual Meeting, may be obtained free of charge by request to our principal executive offices at Oostduinlaan 75, 2596 JJ The Hague, The Netherlands, and at our administrative offices c/o CB&I, 2103 Research Forest Drive, The Woodlands, TX 77380-2624 Attn: Investor Relations. Copies of the documents listed above are also available for inspection by shareholders free of charge at our offices in The Hague listed above.

REGISTERED SHAREHOLDERS ARE REQUESTED TO VOTE PROMPTLY, AND IF VOTING BY MAIL, TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

David A. Delman
Secretary

March 24, 2010

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 6, 2010: The proxy statement and annual report to security holders are available on the Internet at www.proxyvote.com.

Corporate Governance		2
Committees of the Supervisory Board		5
ITEM 1	Election of a Member of the Supervisory Board	10
	Common Stock Ownership by Certain Persons and Management	12
	Executive Compensation	14
	Determining the Form and Amount of Compensation Elements to Meet Our Compensation Objectives	22
	Executive Officer Compensation	26
	Summary Compensation Table	27
	Grants of Plan-Based Awards	28
	Outstanding Equity Awards at Fiscal Year-End	29
	Option Exercises and Stock Vested	31
	Nonqualified Deferred Compensation	31
	Potential Payments Upon Termination or Change of Control	32
	Director Compensation	37
	Risk Analysis	38
ITEM 2	Election of Member of Management Board	38
ITEM 3	Adoption of Annual Accounts for 2009	39
ITEM 4	Discharge of Sole Member of the Management Board	39
ITEM 5	Discharge of Members of the Supervisory Board	40
ITEM 6	Extension of Authority of Management Board to Repurchase up to 10% of our Issued Share Capital Until November 6, 2011	40
ITEM 7	Appointment of our Independent Registered Public Accounting Firm	41
ITEM 8	Approval of the Amended and Restated Chicago Bridge & Iron Company Incentive Compensation Program	41
ITEM 9	Extension of Authority of Supervisory Board to Issue Shares, to Grant the Right to Acquire Shares and to Limit or Exclude Preemptive Rights Until May 6, 2015	44
ITEM 10	Approval of Compensation of the Members of the Supervisory Board	45
ITEM 11	Discussion of Dividend Policy	46
Shareholder Proposals		46

CHICAGO BRIDGE & IRON COMPANY N.V.

PROXY STATEMENT

This proxy statement, which is first being mailed or made available to holders of registered shares on or about March 26, 2010, is furnished in connection with the solicitation of proxies on behalf of Chicago Bridge & Iron Company N.V. (“we”, “CB&I” or the “Company”), who ask you to vote promptly, and if voting by mail, to complete, sign, date and mail the enclosed proxy for use at the Annual General Meeting of Shareholders to be held at the InterContinental Amstel Amsterdam, Professor Tulpplein 1, 1018 GX Amsterdam, The Netherlands, at 2:00 p.m., local time, on Thursday, May 6, 2010 (the “Annual Meeting”), for the purposes set forth in the foregoing notice and agenda.

We are utilizing U.S. Securities and Exchange Commission rules allowing companies to furnish our proxy materials over the Internet. Instead of a paper copy of this proxy statement and our 2009 Annual Report, most of our shareholders are receiving a notice regarding the availability of our proxy materials. The notice includes instructions on how to access the proxy materials over the Internet. The notice also contains instructions on how each shareholder can receive a paper copy of our proxy materials, including this proxy statement, our 2009 Annual Report and a form of proxy card.

Each share entitles the holder thereof to one vote on each matter submitted to a vote at the Annual Meeting. All shares represented by proxies duly executed and received by us within the time indicated on the enclosed proxy (the “Voter Deadline”) will be voted at the Annual Meeting in accordance with the terms of the proxies. If no choice is indicated on the proxy, the proxyholders will vote for the election of Mr. Underwood to our Supervisory Board, for the election of Chicago Bridge & Iron Company B.V. as our sole managing director and for all other proposals described in this proxy statement. If any other business is properly brought before the Annual Meeting under our Articles of Association or Dutch law, the proxies will be voted in accordance with the best judgment of the proxyholders. In general, only those items appearing on the agenda can be voted on at the Annual Meeting.

A shareholder may revoke a proxy by submitting a document revoking it prior to the Voter Deadline, by submitting a duly executed proxy bearing a later date prior to the Voter Deadline or by attending the Annual Meeting and voting in person (with regard to which the requirements below apply).

Only holders of record of the 100,782,815 registered shares of our share capital, par value EUR 0.01 (the “common shares” or “shares”), issued at the close of business on March 12, 2010 are entitled to notice of and to vote at the Annual Meeting. Shareholders must give notice in writing to the Management Board of their intention to attend the Annual Meeting prior to April 29, 2010. Admittance of shareholders and acceptance of written voting proxies shall be governed by Dutch law.

Although there is no quorum requirement under Dutch law, abstentions, directions to withhold authority to vote for a Supervisory Director nominee and “broker non-votes” will be considered present at the meeting but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of common stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of common stock in its discretion on such matters. The ratification of independent public accountants is generally a routine matter whereas the election of directors and action with respect to incentive plans are not considered routine matters. For these reasons, please promptly vote in accordance with the instructions provided by your bank, brokerage firm or other agent.

We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our directors, officers and regular employees may solicit proxies in person or by mail, telephone or fax, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of our shares. We have also retained The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements. Such fee and disbursements are not expected to exceed $10,000 in the aggregate.

Shareholders and interested persons may communicate with the Supervisory Board or one or more directors by sending a letter addressed to the Supervisory Board or to any one or more directors in care of David A. Delman, Secretary, Chicago Bridge & Iron Company N.V., Oostduinlaan 75, 2596 JJ The Hague, The Netherlands, in an envelope clearly marked “Shareholder Communication.” Mr. Delman’s office will forward such correspondence unopened to Gary L. Neale, or to another independent director, unless the envelope specifies that it should be delivered to another director.

CORPORATE GOVERNANCE

Certain Transactions

Director Independence

The Supervisory Board believes that there should be a significant majority of independent directors on the Supervisory Board, and generally no more than one director who is also an employee. An independent director means a member of the Supervisory Board who, in conformity with New York Stock Exchange listing standards and the criteria set forth in Exhibit A (“Exhibit A”) to our Corporate Governance Guidelines (which comply with and in some cases are stricter than the New York Stock Exchange listing standards) available through our website, www.cbi.com, is independent of management and free from any relationship with the Company or otherwise that, in the opinion of the Supervisory Board, would interfere with his or her exercise of independent judgment as a director. No director qualifies as independent unless the Supervisory Board affirmatively determines that the director has no material relationship with the Company (either directly or indirectly, such as an officer, director, partner or significant shareholder of an organization that has a material relationship with the Company), and discloses that determination and the basis for the determination in our annual proxy statement. As stated in Exhibit A, a director generally will be considered independent if he or she:

•	has not been employed by us within the past 5 years;

•	has not been affiliated with or employed by our present or former auditor within 5 years since the end of either the affiliation or the auditing relationship;

•	has not been part of an “interlocking directorate” in which one of our executive officers serves on the compensation committee of another company that concurrently employs or employed the director within the last 5 years;

•	has not had an immediate family member (other than a family member employed in a non-officer position) in one of the categories listed above within the past 5 years;

•	is not a paid advisor or consultant to us and receives no financial benefit from any entity as a result of advice or consulting services provided to us by such entity;

•	is not an officer, director, partner or significant shareholder of any of our significant customers or suppliers, or any other entity having a material commercial, industrial, banking, legal or accounting relationship with us; and

•	is not an officer or director of a tax-exempt entity receiving more than 5% of its annual contributions from us.

However, in making the determination as to independence, the Supervisory Board will broadly consider all relevant facts and circumstances in evaluating any relationships that exist between a director and the Company. Such determinations, in individual cases, may warrant exceptions to the above general guidelines. Based on these guidelines, the Supervisory Board has determined that the following members of the Supervisory Board do not have a relationship with us, and that each of Messrs. Ballengee, Flury, Jennett, Kissel, McVay, Neale and Underwood and Ms. Williams are independent under the standards described above. Mr. Asherman, our Chief Executive Officer, is not independent. The term of Mr. Jerry H. Ballengee, who is also a member of the Nominating Committee, Corporate Governance Committee, and Strategic Initiatives Committee, will expire at the Annual Meeting and he is not eligible under our Articles of Association to stand for re-election. The Supervisory Board has also determined that all members of the Supervisory Board, except Mr. Asherman, are “independent” as that term is defined by the Dutch Corporate Governance Code adopted by the Dutch Corporate Governance Committee on December 9, 2003 and subsequently amended and restated in October 2008 (the “Dutch Corporate Governance Code”). As part of the independence review process, the Supervisory Board considered that Mr. Underwood was an advisor to the Supervisory Board from September 2006 until his election to the Supervisory Board in May of 2007, and in such capacity was paid $25,000, an amount equal to what he would have earned if he had been a member of the Supervisory Board during such time. The Supervisory Board has determined that such service does not establish a material relationship with us.

Related Party Transactions

The Nominating Committee of the Supervisory Board is responsible for reviewing all transactions that might represent a conflict or potential conflict of interest on the part of shareholders who hold more than 10% of our shares, directors, officers and employees. The Nominating Committee will analyze such potential conflicts of interest in order to ensure compliance with the Company’s Code of Ethics, and the Company’s Business and Legal Compliance Policy, and make recommendations to the Supervisory Board concerning the granting of waivers, if appropriate, under the Company’s Code of Ethics. Each director, officer and employee must make prompt and full disclosure of all conflicts of interest to the President and CEO, the Chief Financial Officer or the General Counsel of CB&I or the non-Executive Chairman or the Chairman of the Audit Committee. A conflict of interest includes a financial interest in any contract with us or in any organization doing business with us, or the receipt of improper personal benefits or loans as a result of his or her position in the Company. On an annual basis, each Supervisory Director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the Supervisory Director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. These obligations are set forth in writing in our Code of Ethics and the Nominating Committee charter available through our website, www.cbi.com.

Nominations for Directors/Director Qualifications

The Nominating Committee of the Supervisory Board is responsible for screening potential members of the Supervisory Board and recommending qualified candidates to the Supervisory Board for nomination. Although the Nominating Committee has not established any specific minimum qualifications to be met by a nominee to be a member of the Supervisory Board, it assesses a diverse number of specific factors such as independence, judgment, business experience, financial knowledge and expertise, technical skills and knowledge, knowledge of our core business, international background and experience, and other particular skills to enable a Board member to make a significant contribution to the Supervisory Board, the Company and our shareholders. Set forth in Appendix I to the Charter of the Nominating Committee (“Appendix I”), available through our website, www.cbi.com, are diverse and relevant criteria and characteristics and specific experience, qualifications, attributes and skills to be considered by the Nominating Committee in identifying nominees to be a member of the Supervisory Board, including:

•	CEO, COO or running a significant division of a public company;

•	knowledge of our core business, including contracting, energy, building materials (steel) and chemicals;

•	knowledge of international business;

•	technological expertise;

•	financially adept, liability/equity management and human relations skills;

•	outside interests;

•	participation on other boards;

•	education;

•	ability to serve for at least five years;

•	compatible with existing Board, management and CB&I corporate culture; and

•	independence, as defined in the standards set forth in our Corporate Governance Guidelines.

The Nominating Committee identifies nominees by conducting its own searches primarily based on personal knowledge and recommendations of other members of the Supervisory Board and our management. Nominees are evaluated by the Committee as a whole with reference to Appendix I. The Nominating Committee does not solicit director nominees but will consider and evaluate shareholder recommendations that meet the criteria set forth in Appendix I in the same manner as it evaluates other potential nominees. Recommendations should be submitted in writing and addressed to the Chairman of the Nominating Committee, c/o David A. Delman, Secretary, Chicago Bridge & Iron Company N.V., Oostduinlaan 75, 2596 JJ The Hague, The Netherlands.

Board Leadership Structure and Role in Risk Oversight

The Supervisory Board separates the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. In addition, the Supervisory Board requires that the chairman of the board be a non-executive. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the non-executive chairman of the board, as an independent leader, to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Supervisory Board recognizes the time, effort, and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our non-executive chairman. The Supervisory Board believes this structure is appropriate for CB&I not only because of the size and composition of the Board, the scope and complexity of the Company’s operations, and the responsibilities of the Board and management, but also as a demonstration of our commitment to good corporate governance.

While the Board is ultimately responsible for risk oversight, four Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Supervisory Board exercises its risk oversight authority through various processes and procedures adopted by the Board’s Audit Committee, Strategic Initiatives Committee, Organization and Compensation Committee and Corporate Governance Committee.

The Audit Committee assists the Board in its involvement in the Company’s risk management process by providing oversight for the:

•	integrity of the Company’s financial statements;

•	Company’s compliance with legal and regulatory requirements;

•	Company’s independent accountants’ qualifications and independence;

•	performance of the Company’s internal audit function and independent accountant; and

•	Company’s system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics that management and the Supervisory Board have established.

The Strategic Initiatives Committee, chaired by the Non-Executive Chairman, participates in and, in certain instances, oversees significant core activities of the Company. The Strategic Initiatives Committee deals directly with risk-related issues facing the Company when and as the Committee carries out its duties to:

•	review and approve on behalf of the Supervisory Board contracts, purchase orders, subcontracts and change orders in the ordinary course of business whose price exceeds the approval authority of the chief executive officer;

•	review and make recommendations to the Supervisory Board with respect to matters brought to its attention by the chief executive officer in the ordinary course of business that exceed his approval authority under the authority matrix adopted from time to time by the Supervisory Board; and

•	review and discuss matters brought to its attention by the chief executive officer that the Committee finds appropriate.

The Corporate Governance Committee participates in identifying and participating in the management of risk factors facing the Company through its responsibility to the Board to:

•	provide perspective on economic, business and technology trends and events that could cause the Company to change the allocation of resources among its existing businesses or to enter new business, and to review the business planning process of the Company;

•	review various policies and practices of management in the areas of corporate governance;

•	establish and review corporate goals and objectives;

•	consider the overall relationship of Supervisory Board Directors and the Company’s management; and

•	develop, review and recommend to the Supervisory Board a set of corporate governance guidelines applicable to the Company.

The Organization and Compensation Committee undertakes risk oversight of the Company’s compensation programs through its responsibility to the Board to:

•	establish and review the Company’s overall compensation philosophy, strategy and guidelines so that the design of compensation programs does not encourage excessive risk taking;

•	establish and review annual incentive and long-term incentive compensation plans so that they do not create risks reasonably likely to have a material adverse effect on the Company; and

•	establish and review corporate goals and objectives encouraged through the Company’s compensation programs so that rewards are aligned with the interests of shareholders.

Based on information and reports received by the Board from these Committees and from regular or special Board meetings, appropriate guidance and involvement can be directed to areas which may expose the Company to risks in operation, legal compliance, financial reporting and other aspects of the business of the Company. The Non-Executive Chairman works with the chief executive officer during the strategic planning process to ensure that management strategies, plans, and performance metrics are communicated to the Board and that Board concerns are addressed in the development of these plans and attends and participates in quarterly Management Reviews of the performance of the Company. Finally, the Non-Executive Chairman attends and participates in quarterly management meetings in which, as part of the review of the Company’s overall performance, various risk issues are identified and addressed.

COMMITTEES OF THE SUPERVISORY BOARD

The Supervisory Board has five standing committees to assist the Supervisory Board in the execution of its responsibilities. The committees are the Audit Committee, the Nominating Committee, the Corporate Governance Committee, the Strategic Initiatives Committee and the Organization and Compensation Committee. Each committee is composed of a minimum of three members of the Supervisory Board, except the Corporate Governance Committee which consists of all non-management members of the Supervisory Board, who satisfy the independence requirements required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules adopted thereunder, the listing standards of the New York Stock Exchange in effect from time to time and the Dutch Corporate Governance Code. Each committee functions under a charter adopted by the Supervisory Board that can be accessed through our website, www.cbi.com, and is available in print to any shareholder who requests it.

Audit Committee

The current members of the Audit Committee are Mr. Underwood (Chairman) and Messrs. Flury and McVay and Ms. Williams. The Supervisory Board has determined that Ms. Williams and Mr. Underwood are each independent as defined in the Exchange Act and under the New York Stock Exchange Listed Company Manual and meet the definition of “audit committee financial expert”, as such term is defined under the rules of the Securities and Exchange Commission (the “SEC”), and the definition of “financial expert” as defined by the Dutch Corporate Governance Code. The Supervisory Board has also determined that Ms. Williams and Messrs. Flury, McVay, and Underwood, possess the necessary level of financial literacy required to enable them to serve effectively as Audit Committee members. We maintain an Internal Audit Department to provide the Audit Committee and management with ongoing assessments of our system of internal controls.

The Audit Committee met seven times during 2009. Its primary duties and responsibilities include assisting the Supervisory Board in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our independent registered public accounting firm and our internal audit function; and

•	our system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics.

The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by our independent registered public accounting firm. Under these policies, the Audit Committee pre-approves the use of audit and audit-related services in connection with the approval of the independent registered public accounting firm’s audit plan. All services detailed in the audit plan are considered pre-approved. The Audit Committee monitors the audit services engagement as necessary, but no less often than quarterly. It approves any changes in terms, conditions and fees resulting in changes in audit scope, Company structure or other items. Other audit services and non-audit services are pre-approved at the Audit Committee’s quarterly meetings. For interim pre-approval of audit and non-audit services, requests and applications are submitted to the Chief Financial Officer, who has been so designated by the Audit Committee for this purpose. The Chief Financial Officer may approve services which are consistent with the permissible services specifically pre-approved by the Audit Committee. Where the services are not specified by the pre-approval policy, and the Chief Financial Officer approves the request or application, it is submitted to the Audit Committee Chairman, or appropriate designated member of the Audit Committee, for pre-approval. All such audit and non-audit services and fees are monitored by the Audit Committee at its quarterly meeting.

Audit Fees

For the years ended December 31, 2009 and 2008, we incurred the following fees for services rendered by our independent registered public accounting firm, Ernst & Young LLP:

Fees	2009	2008

Audit Fees(1)	$4,160,000	$5,902,250
Audit-Related Fees(2)	0	124,500
Tax Fees(3)	1,005,000	467,300
All Other Fees(4)	335,500	176,500

Total	$5,500,500	$6,670,550

(1)	Audit Fees consist of fees and out of pocket expenses for audit of our annual financial statements; audit of our controls over financial reporting; reviews of our quarterly financial statements; statutory and regulatory audits and consents; financial accounting and reporting consultations; and other services related to SEC matters.

(2)	Audit-Related Fees consist of fees for employee benefit plan audits.

(3)	Tax Fees consist of fees for tax consulting services including transfer pricing documentation, tax advisory services and compliance matters.

(4)	All Other Fees consist of permitted non-audit services.

All of the fees set forth in the table above were approved by the Audit Committee pursuant to its pre-approval policies and procedures described above.

The Audit Committee considered and concluded that the provision of other services was compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee has established a toll-free number, (866) 235-5687, whereby interested parties may report concerns or issues regarding our accounting or auditing practices to the Audit Committee.

Report of the Audit Committee of the Supervisory Board

The following is the report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2009.

The Supervisory Board of Directors has adopted a written charter for the Audit Committee.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2009.

We have discussed with the Company’s independent registered public accounting firm the matters required to be discussed by American Institute of Certified Public Accountants Professional Standards, Vol. 1. AU Section 380, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with them their independence. The Audit Committee has also reviewed the non-audit services provided by the Company’s independent registered public accounting firm as described above and considered whether the provision of those services was compatible with maintaining the Company’s independent registered public accounting firm’s independence.

Based on the reviews and discussions referred to above, we recommended to the Supervisory Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Michael L. Underwood (Chairman)
L. Richard Flury
Marsha C. Williams
Larry D. McVay

Organization and Compensation Committee

The current members of the Organization and Compensation Committee are Messrs. Neale (Chairman), Jennett, Kissel and Underwood and Ms. Williams. The Organization and Compensation Committee met four times in 2009. Its primary duties and responsibilities include the following:

•	establishment of compensation philosophy, strategy and guidelines for our executive officers and senior management;

•	administration of our long-term and short-term incentive plans;

•	evaluation and approval of corporate goals and objectives relevant to the Chief Executive Officer’s and named executive officers’ compensation, evaluation of the Chief Executive Officer’s and the named executive officers’ performance in light of those goals and objectives and setting the Chief Executive Officer’s and the named executive officers’ compensation level based on this evaluation; and

•	preparation of the Organization and Compensation Committee report on executive compensation to be included in the proxy statement.

Compensation Committee Interlocks and Insider Participation

No member of the Organization and Compensation Committee was, during fiscal 2009, an officer or employee of the Company or any of our subsidiaries, or was formerly an officer of the Company or any of our subsidiaries, or had any relationships requiring disclosure by us under Item 404 of Regulation S-K.

During fiscal 2009, none of our executive officers served as (i) a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served on the Organization and Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Organization and Compensation Committee, or (iii) a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

Compensation Consultants

In considering the executive compensation recommendations of management and determining the compensation of the Chief Executive Officer and his direct reports, the Organization and Compensation Committee regularly receives advice and recommendations from Hewitt Associates (“Hewitt”). At the Committee’s request, Hewitt evaluates the Company’s compensation practices and assists in developing and implementing its executive compensation program and philosophy. Hewitt regularly reviews the Company’s total compensation pay levels and design practices and offers their comments on comparator companies, benchmarks and how the Company’s compensation programs are actually succeeding in meeting the Company’s business objectives. Hewitt makes recommendations to the Committee at its request, independently of management, on executive compensation generally and on the individual compensation of executive officers. Hewitt representatives are present at selected Committee meetings, including executive sessions independent of management, to discuss executive compensation matters. On or about February 1, 2010, Hewitt partially divested its executive compensation consulting business in North America resulting in the formation of Meridian Compensation Partners LLC (“Meridian”). The Committee has been receiving executive compensation assistance from Meridian.

Compensation Committee Report

The Organization and Compensation Committee of the Supervisory Board has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Organization and Compensation Committee recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Gary L. Neale (Chairman)
J. Charles Jennett
Marsha C. Williams
Michael L. Underwood
W. Craig Kissel

Nominating Committee

The current members of the Nominating Committee are Messrs. Jennett (Chairman), Flury and Ballengee. The Nominating Committee met four times during 2009. Its primary duties and responsibilities include the following:

•	identification, review, recommendation and assessment of nominees for election as members of the Supervisory Board and the Management Board;

•	recommendation to the Supervisory Board regarding size, composition, proportion of inside directors and creation of new positions of the Supervisory Board;

•	recommendation of the structure and composition of, and nominees for, the standing committees of the Supervisory Board;

•	recommendation of fees to be paid to non-employee Supervisory Directors; and

•	review of conflicts or potential conflicts of interest to ensure compliance with our Code of Ethics and our Business and Legal Compliance Policy and making recommendations to the Supervisory Board concerning the granting of waivers.

Compensation of the Members of the Supervisory Board

Under our Articles of Association, any decisions on compensation of members of our Supervisory Board are made by our general meeting of shareholders. If any changes need to be made to compensation of members of our Supervisory Board, the Nominating Committee makes recommendations to the Supervisory Board on compensation for the Supervisory Directors. The Supervisory Board would then approve or modify those recommendations and propose them to the shareholders at a general meeting. In making a recommendation, the Nominating

Committee receives advice and recommendations from Hewitt, which serves as its director compensation consultants. Hewitt evaluates our compensation practices and assists in developing our director compensation program. They review supervisory director compensation annually; however, changes to director compensation might not be made every year. Hewitt representatives are present at selected Nominating Committee meetings to discuss supervisory director compensation.

Corporate Governance Committee

The current members of the Corporate Governance Committee are Messrs. Flury (Chairman), Ballengee, Neale, Jennett, Kissel, Underwood, and McVay and Ms. Williams. The Corporate Governance Committee met four times during 2009. Its primary duties and responsibilities include the following:

•	evaluation of the performance of the Supervisory Board and management;

•	review of policies and practices of management in the areas of corporate governance and corporate responsibility;

•	recommendation to the Supervisory Board of policies and practices regarding the operation and performance of the Supervisory Board; and

•	development, review and recommendation to the Supervisory Board of a set of corporate governance guidelines.

The Corporate Governance Committee provides an opportunity for the non-management members of the Supervisory Board to meet in regularly scheduled executive sessions for open discussion without management. The Chairman of the Corporate Governance Committee, L. Richard Flury, presides at these meetings. We have established a toll-free number, (866) 235-5687, whereby interested parties, including shareholders, may contact non-management directors. Calls to this number for non-management directors will be relayed directly to the chairman of the Audit Committee who will forward it to the appropriate member.

Strategic Initiatives Committee

The current members of the Strategic Initiatives Committee are Messrs. Ballengee (Chairman), McVay and Flury. The Strategic Initiatives Committee met four times during 2009. Its primary duties and responsibilities include the following:

•	review and approval of contracts, purchase orders, subcontracts and change orders in the ordinary course of business whose price exceeds the approval authority granted by the Supervisory Board to the Chief Executive Officer; and

•	review and recommendation to the Supervisory Board with respect to other matters exceeding the authority granted by the Supervisory Board to the Chief Executive Officer.

Information Regarding Meetings

The Supervisory Board held four meetings in 2009. Each of the Supervisory Directors attended at least 75% of the meetings of the Supervisory Board and of each committee of which he or she was a member. We expect that each member of the Supervisory Board will attend the Annual Meeting. Last year, each of the members of the Supervisory Board attended the Annual Meeting.

ITEM 1	ELECTION OF A MEMBER OF THE SUPERVISORY BOARD

The business and general affairs of the Company and the conduct of the business of the Company by the Management Board are supervised by the Board of Supervisory Directors (the “Supervisory Board”), the members of which are appointed by the general meeting of shareholders. Our Articles of Association provide for at least 6 and no more than 12 Supervisory Directors to serve on the Supervisory Board. The term of two Supervisory Directors will expire at the date of the Annual Meeting. The Supervisory Board has determined that the number of members of the Supervisory Board will be set at eight beginning on the date of our 2010 annual meeting; accordingly, the Company will only propose to fill one of the Board seats that will be vacated by the directors whose terms expire this year. In accordance with our Articles of Association, Mr. Ballengee’s term will expire at the Annual Meeting and he may not stand for re-election. Under the law of The Netherlands, a Supervisory Director cannot be a member of the Management Board of the Company.

Members of the Supervisory Board are elected to serve three-year terms, with approximately one-third of such members’ terms expiring each year and two-thirds of such members’ terms expiring each two years. The terms of the members of the Supervisory Board expire at the general meeting of shareholders held in the third year following their election, but supervisory directors whose terms of office expire may be re-elected. The term of office of a member of the Supervisory Board expires automatically on the date of the annual general meeting of shareholders in the year following the year during which the director attains the age of 72.

As permitted under Dutch law and our Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Supervisory Board, with the candidate receiving the greater number of votes being elected. The binding nature of the Supervisory Board’s nomination may be overridden by a vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. In that case, shareholders would be free to cast their votes for persons other than those nominated below.

The member of the Supervisory Board to be elected will serve until the general meeting of shareholders in 2013. The Supervisory Board has proposed the election of Mr. Underwood and Mr. Reyes for the open director position.

Based on the guidelines set forth above, the Supervisory Board has determined that Mr. Underwood does not have a material relationship with us and, if elected, would be considered an independent member of the Supervisory Board. Mr. Reyes was recommended by the Chief Executive Officer, is presently our employee and, if elected, would not be considered an independent member of the Supervisory Board.

The Supervisory Board is recommending re-election of Mr. Underwood to the Supervisory Board on the basis of his extensive professional and financial knowledge and experience, particularly his knowledge of and experience with the Company and its business gained by him in connection with the outstanding services he has provided to the Company to date as a Supervisory Director.

The Following Nominations are Made for a Three-Year Term Expiring in 2013:

First Nominee

MICHAEL L. UNDERWOOD, 66, has served as a Supervisory Director since 2007 and is Chairman of the Audit Committee and a member of the Organization and Compensation Committee and the Corporate Governance Committee. Mr. Underwood worked the majority of his 35-year career in public accounting at Arthur Andersen LLP, where he was a partner. He moved to Deloitte & Touche LLP as a director in 2002, retiring in 2003. He is currently a director and Chairman of the Audit Committee of Dresser-Rand Group. Specifically, he serves because of his financial adeptness, outside interests (other board), experience with international companies and other companies in the EPC and technology industries, ability to serve on the Board for five years, compatibility with existing Board, management and Company corporate culture, and independence.

Second Nominee

LUCIANO REYES, 39, has served as Vice President and Treasurer since February 2006 and previously held positions of increasing responsibility in CB&I’s Treasury Department since joining the Company in 1998. Prior to joining CB&I, Mr. Reyes held financial positions with a large manufacturing corporation and with several financial institutions.

THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MR. UNDERWOOD.

Certain information with respect to the Supervisory Directors whose terms do not expire this year is as follows:

Supervisory Directors to Continue in Office with Terms Expiring in 2012:

PHILIP K. ASHERMAN, 59, has been President and Chief Executive Officer of CB&I since 2006 and a Managing Director since 2004. He joined CB&I in 2001 as a senior executive and was promoted to Executive Vice President that same year, reporting directly to the Chairman and CEO. Mr. Asherman has more than 30 years experience in the engineering and construction industry. Specifically, he serves as a director because of his service as CEO of a public company, knowledge of core business (construction), knowledge of international business, human relations skills, outside interests (other board, education), ability to serve on the Board for five years, and compatibility with existing Board, management and Company corporate culture.

L. RICHARD FLURY, 62, has served as a Supervisory Director of the Company since 2003, and as a consultant to the Supervisory Board since 2002. He is Chairman of the Corporate Governance Committee and a member of the Audit Committee, the Nominating Committee and the Strategic Initiatives Committee. Previously, Mr. Flury served as Chief Executive, Gas and Power for BP plc from 1998 until his retirement in 2001. He served as Executive Vice President of Amoco, responsible for managing the Exploration and Production sector, from 1996 to 1998. Prior to that, he served in various other executive capacities with Amoco since 1988. Mr. Flury is also a director of Questar Corporation and Callon Petroleum Corporation. Specifically, he serves as a director because of his executive management in a public company, knowledge of the Company’s core business (energy), knowledge of international business, financial adeptness, outside interests (other boards), ability to serve on the Board for five years, compatibility with the existing Board, management and Company corporate culture and independence.

W. CRAIG KISSEL, 59, has been a Supervisory Director since May 2009 and is a member of the Organization and Compensation Committee and Corporate Governance Committee. He worked for Trane/American Standard from 1980 until his retirement in 2008, most recently as President of Trane Commercial Systems, a leading supplier of air conditioning and heating systems. From 1998 through 2003, he was President of American Standard’s Vehicle Control Systems business in Brussels, Belgium. Prior to that, he held various management positions at Trane, including Executive Vice President and Group Executive of Trane’s North American Unitary Products business. From 2001 to 2008, Mr. Kissel served as Chairman of American Standard’s Corporate Ethics and Integrity Council responsible for developing the Company’s ethical business standards. Specifically, he serves as a director because of his service as a Division President of a public company, knowledge of international business, technological expertise, ability to serve on the Board for five years, compatibility with existing Board, management and Company corporate culture, and independence.

Supervisory Directors to Continue in Office with Terms Expiring in 2011:

LARRY D. MCVAY, 62, has been a Supervisory Director since 2008 and is a member of the Audit Committee, Corporate Governance Committee and Strategic Initiatives Committee. Mr. McVay has served as Managing Director of Edgewater Energy Partners, LLC since 2007 and worked 39 years for Amoco, BP and TNK-BP. In his last assignment with BP, Mr. McVay served as the Chief Operating Officer of TNK-BP in Moscow from 2003 until his retirement from BP in 2006. From 2000 to 2003, he held the position of Technology Vice President, Operations, and Vice President of Health, Safety and Environment for BP, based in London. Previously, Mr. McVay served in numerous senior level managerial positions for Amoco. Mr. McVay is currently on the Board of Directors of Callon Petroleum Company and Praxair. Mr. McVay also serves as a member of the Dean’s Council of Texas Tech University’s Engineering School. Specifically, he serves as a director because of his services as a COO of a division of a public company, knowledge of the Company’s core business (energy), knowledge of international business, technological expertise, financial adeptness, outside interests (other boards and education), ability to serve on the Board for five years, compatibility with existing Board, management and Company corporate culture, and independence.

GARY L. NEALE, 70, has served as a Supervisory Director since 1997 and is Chairman of the Organization and Compensation Committee and a member of the Corporate Governance Committee. Mr. Neale served as Chairman of the Board of NiSource, Inc. from 1993 to 2007 and as Chief Executive Officer of NiSource, Inc. from 1993 to 2005. He has also served as a director of Northern Indiana Public Service Company since 1989, and as a director of Modine Manufacturing Company (heat transfer products) since 1977. Mr. Neale currently serves as Chairman of the Board of Modine Manufacturing Company. Specifically, he serves as a director because of his service as a CEO of a public company, knowledge of the Company’s core business (energy), knowledge of international business, financial adeptness, outside interests (other boards), compatibility with existing Board, management and Company corporate culture, and independence.

MARSHA C. WILLIAMS, 59, has served as a Supervisory Director of the Company since 1997. She is a member of the Audit Committee, the Corporate Governance Committee and the Organization and Compensation Committee. Ms. Williams currently serves as Senior Vice President and Chief Financial Officer of Orbitz Worldwide, a position she has held since 2007. From 2002 to 2007, she served as Executive Vice President and Chief Financial Officer of Equity Office Properties Trust, a public real estate investment trust. She served as Chief Administrative Officer of Crate & Barrel from 1998 to 2002, and as Treasurer of Amoco Corporation from 1993 to 1998. Ms. Williams is a director of Davis Funds, Modine Manufacturing Company, Inc. and Fifth Third Bancorp. Specifically, she serves as a director because of her knowledge of the Company’s core business (energy), knowledge of international business, financial adeptness and human relations skills, outside interests (other boards), ability to serve on the Board for five years, compatibility with existing Board, management and Company corporate culture, and independence.

J. CHARLES JENNETT, 69, has served as a Supervisory Director of the Company since 1997. He is Chairman of the Supervisory Board’s Nominating Committee and a member of the Organization and Compensation Committee and Corporate Governance Committee. Dr. Jennett served as President of Texas A&M International University from 1996 to 2001. Upon his retirement in 2001, he was bestowed the title of President Emeritus. From 1992 to 1996, he was Provost and Vice President of Academic Affairs at Clemson University. Dr. Jennett currently serves as a private engineering consultant. Specifically, he serves as a director because of his knowledge of the Company’s core business (contracting), knowledge of international business, technological expertise, outside interests (education), compatibility with existing Board, management, and Company corporate culture, and independence.

COMMON STOCK OWNERSHIP BY CERTAIN PERSONS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

We are unaware, based in part on information from filings made with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act, of any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is the beneficial owner of more than 5% of our issued common shares (based on 100,798,384 shares outstanding as of March 17, 2010).

Executive Officers

PHILIP K. ASHERMAN, 59, has been President and Chief Executive Officer of CB&I since 2006 and a Managing Director since 2004. He joined CB&I in 2001 as a senior executive and was promoted to Executive Vice President that same year, reporting directly to the Chairman and CEO. Mr. Asherman has more than 30 years experience in the engineering and construction industry. Specifically, he serves as a director because of his service as CEO of a public company, knowledge of core business (construction), knowledge of international business, human relations skills, outside interests (other board, education), ability to serve on the Board for five years, and compatibility with existing Board, management and Company corporate culture.

BETH A. BAILEY, 58, has served as Executive Vice President and Chief Administration Officer since January 2009, with corporate responsibility for all Information Technology, Facilities and Human Resources. Ms. Bailey joined CB&I in 1972, serving in positions of increasing responsibility most recently as Executive Vice President and Chief Information Officer.

RONALD A. BALLSCHMIEDE, 54, has served as Executive Vice President and Chief Financial Officer since 2006. Prior to joining CB&I, he was a partner with Deloitte & Touche LLP since 2002. Previously, he worked for another large accounting firm, where he led the financial statements audits for a number of major manufacturing and construction companies.

DAVID A. DELMAN, 48, has served as Executive Vice President and Chief Legal Officer, and Secretary for CB&I’s Supervisory Board of Directors since joining CB&I in 2007. Previously, he was a partner in the international law firm of Pepe & Hazard LLC, specializing in engineering and construction industry issues. Mr. Delman also previously served as a director of Integrated Project Solutions, LLC, a consulting company servicing the construction industry. Prior to 2000, Mr. Delman worked as associate general counsel with a major engineering and construction firm.

DANIEL M. MCCARTHY, 59, has served as President — Lummus Technology since January 2009. He previously served as Executive Vice President — Lummus Technology, a position he has held since joining CB&I as part of the Lummus acquisition in 2007. Prior to that, he was an Executive Vice President of Lummus. He has held various management positions within the technology businesses of Lummus since its inception in 1987, assuming senior management responsibility for the business in 2004 and for the Lummus Houston EPC Execution Center in 2006.

LASSE PETTERSON, 53, joined CB&I in February 2009 as Executive Vice President and Chief Operating Officer. Previously, Mr. Petterson was CEO of Gearbulk (UK) Limited, the an operator of gantry craned vessels and served from 2002 to 2006 as President and Chief Operating Officer of AMEC Inc. USA, a project management engineering and construction company. From 1980 to 2002, he worked in various international executive and operations assignments with another major engineering and construction firm, serving as President of both the Oil & Gas division and the Maritime division.

EDGAR C. RAY, 49, has served as Executive Vice President-Corporate Planning since 2007. He joined CB&I in 2003, serving as Senior Vice President — Global Marketing until 2007. Prior to joining CB&I, Mr. Ray was Executive Director of Strategy and Marketing for a large engineering and construction company.

WESTLEY S. STOCKTON, 38, has held the position of Vice President, Corporate Controller and Chief Accounting Officer since September 2008, previously serving as Vice President — Financial Operations. Mr. Stockton, a Certified Public Accountant, has worked for CB&I in various financial and M&A positions since 2002. Prior to joining CB&I, he worked for two large accounting firms in audit-related roles.

Security Ownership of Our Management

The following table sets forth certain information regarding common shares beneficially owned on March 2, 2010 by (1) each Supervisory Director, (2) each nominee to be a Supervisory Director, (3) each named executive officer identified on pages 12 and 13 and (4) all directors and executive officers as a group.

	Amount and Nature of	Percentage of
Name of Beneficial Owner	Beneficial Ownership(1)	Shares Owned

Philip K. Asherman	503,169	*
Jerry H. Ballengee	88,617	*
Ronald A. Ballschmiede	135,616	*
Ronald E. Blum	38,311	*
L. Richard Flury	51,640	*
J. Charles Jennett	51,800	*
W. Craig Kissel	190	*
Larry D. McVay	4,400	*
Gary L. Neale	47,050	*
John W. Redmon	117,572	*
Luciano Reyes	29,149	*
Lasse Petterson	43,495	*
Marsha C. Williams	44,987	*
Michael L. Underwood	8,436	*
All directors and executive officers as a group (16) in number	1,257,773	1.25%

*	Beneficially owns less than one percent of our outstanding common shares.

(1)	Shares deemed beneficially owned include (i) shares held by immediate family members and (ii) shares that can be acquired through stock options exercisable through May 6, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Supervisory Directors, executive officers and persons who own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership of common shares (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. All such persons are required by SEC regulation to furnish us with copies of all such forms that they file.

To our knowledge, based solely on our review of the copies of such reports received by us and on written representations by certain reporting persons that no reports on Form 5 were required, we believe that during the year ended December 31, 2010, our Supervisory Directors, executive officers and 10% shareholders complied with all Section 16(a) requirements applicable to them.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) is provided to assist our shareholders in understanding the compensation awarded, earned by, or paid to the Company’s executive officers named in the Summary Compensation Table (the “named executive officers”) during 2009. In addition, the CD&A is intended to put into perspective for our shareholders the compensation tables on pages 27 through 37 and the narrative information that accompanies them.

The first part of this discussion describes the primary objectives of our compensation programs and what they are designed to reward. Following that, we describe the key elements of our compensation and why we have selected those elements of compensation. Finally, we describe how we determine the form and amount of each compensation element to meet our compensation objectives and support our business strategy.

Compensation Objectives, Process and Peer Group

Objectives.  We are committed to increasing shareholder value by profitably growing our business in the global marketplace. Our compensation policies and practices are intended to support this commitment by attracting and retaining employees who can manage this growth and rewarding them for profitably growing the Company and achieving the Company’s other short and long-term business objectives. We especially want to focus our executive officers (and the others in our management team) on improved financial performance.

We must compete with a wide variety of construction, engineering, heavy industrial, process technology and related firms in order to engage, develop and retain a pool of talented employees. To meet this competition, we compensate our executive officers at competitive pay levels while emphasizing performance-based compensation. Our specific objectives are to have:

•	Programs that will attract new talent and retain key people at reasonable cost to us

•	A significant focus on pay for performance

•	Equity compensation and ownership requirements for top managers to motivate value creation for all shareholders

•	Incentives that emphasize our business strategy of high growth and strong execution, and

•	Compensation arrangements that can be easily understood by our employees and shareholders

Setting Our Executive Compensation.  The decisions on compensation for our executive officers are made by the Organization & Compensation Committee (“O&C Committee”) of our Supervisory Board. Our management makes recommendations to the O&C Committee on compensation for executive officers — base salary, target incentive compensation, and the metrics and targets of long-term equity awards. These include recommendations by our CEO on the compensation of his direct reports (including the other named executive officers). The O&C Committee considers these recommendations in executive session and can approve or modify those recommendations. The O&C Committee then determines the compensation for our CEO and his direct reports.

As part of this process, the O&C Committee regularly receives independent advice and recommendations from Hewitt, which serves as the O&C Committee’s executive compensation consultants. Hewitt’s role is described in more detail under “Committees of the Supervisory Board — Organization and Compensation Committee — Compensation Consultants” on page 8. As noted on page 8, the O&C Committee is already receiving (and may in the future receive) executive compensation advice and recommendations from Meridian, a recent spin-off from Hewitt.

The O&C Committee normally determines base salary and annual incentive compensation targets for executive officers annually at its regularly scheduled December meeting, to go into effect the following January 1. The O&C Committee normally determines long-term equity awards and relevant performance expectations for the current year for executive officers at its regularly scheduled February meeting. These determinations are made against the background of the strategic planning meetings conducted by the Company in the fall of each year. Using the findings and conclusions of the strategic planning process together with assessment of other data, management develops its business plan for the following year. The business plan is then presented to the Supervisory Board in February of that following year. The O&C Committee determinations of long-term equity awards and relevant performance expectations are based in large measure on the results of these meetings. The O&C Committee also at its regularly scheduled February meeting determines the annual incentive compensation amounts earned for the previous year, retaining discretion as to the final determinations. The O&C Committee may set salary and grant cash incentive awards and equity awards for executive officers at other times to reflect promotions, new hires or other changes.

Our Targets and Benchmarks.  We set each of base salary, annual incentive compensation and long-term incentives separately in light of our evaluation of the competitive situation, the executive officer’s performance and experience, and the levels of those compensation elements at a peer group of companies. That process determines the mix of base salary, annual cash incentives and long-term incentives for each of our executives. It also determines the mix of cash and stock compensation, since it is our normal practice to pay base compensation and annual incentive compensation in cash, and we regularly pay long-term incentives in stock, to align our executives’ interests with those of our shareholders. We then tally the resulting total compensation (including benefits) to confirm that it is appropriate for the position or make adjustments accordingly.

Our general policy is to target executive officers’ base salary and annual incentive compensation to be at about the size-adjusted median (50th percentile) level of our comparator companies (described just below). Because of our focus on equity-based compensation to align our executive officers’ interests with those of our shareholders, our general policy is to target long-term incentive compensation at about the 60th percentile of our comparator companies. Within the group of comparator companies, those companies that are our direct competitors in the engineering, procurement and construction field tend to have higher compensation levels for executive officer positions than the levels for the comparator group as a whole. Therefore we also may consider the 50th and 60th percentile levels of our direct competitors in evaluating the competitiveness of our compensation.

We also review our benefit package and consider the practices of comparable companies for specific types of benefits. Data provided by Hewitt indicates that the nature and value of the benefits we provide are competitive with and in some instances moderately above those offered by our comparator companies.

Our Comparator Companies.  Using competitive market data provided by Hewitt, we compare our compensation levels for our senior management, including the named executive officers, to compensation for comparable executive officer positions at other public companies that have national and international business operations. A majority of these companies are our direct competitors in the engineering and construction (“E&C”) field. Some others of these companies are similar-size manufacturing and service companies operating in the same geographic areas and competing for management employees in the same areas of expertise as we do. At companies larger than ours, we look at the compensation provided to officers in charge of divisions or operations similar in size and business to us. Hewitt’s competitive market data for the comparator companies is subject to a regression analysis that adjusts that data to the size of our Company and the financial scope of our executives’ responsibilities. Hewitt also advised that for our direct competitors in the E&C industry, comparative compensation data ranged from approximately 5% to 15% higher for selected positions as measured against the broader comparator group.

The O&C Committee reviews and approves the selection of comparator companies based on their size, business, and presence in our geographic area. The list of comparator companies that we use may change from year to year based on Hewitt’s recommendations and our O&C Committee’s evaluation of those factors. For 2009, we used the following comparator companies:

Aecom Technology Corp	Granite Construction Inc
AMEC	Jacobs Engineering Group Inc
BJ Services Co	KBR Inc
Cameron International Corp	Kennametal Inc
CH2M Hill	Martin Marietta Materials
Cooper Industries Ltd	McDermott Intl Inc
Donaldson Co Inc	Perini Corp
Dover Corp	Quanta Services Inc
Emcor Group Inc	Shaw Group Inc
Flowserve Corp	Timken Co
Fluor Corporation	URS Corp
FMC Technologies Inc	USG Corp
Foster Wheeler Inc	Vulcan Materials Co
Worley Parsons

Elements of Our Compensation

The four key elements of our executive officers’ compensation are:

•	Base salary

•	Incentive compensation

•	Long-term incentive compensation

•	Benefits

This section describes the general features of each of these elements. We cover later in this CD&A why we provide each element of compensation and the form we pay it in and how we determine the amount we pay.

Base Salary

Base salaries provide an underlying level of compensation security to executives and allow us to attract competent executive talent and maintain a stable management team. Base salaries reflect the executive’s position and role, with some variation for individual factors such as experience and performance. Base salary increases allow executives to be rewarded for individual performance and increased experience based on our evaluation process (described later). Base salary increases for individual performance also reward executives for achieving goals that may not be immediately evident in common financial measurements.

Incentive Compensation

Performance-Based Annual Incentive Compensation.  Performance-based incentive compensation gives our executives an opportunity for increased cash compensation. They reward our executives for meeting target short-term (annual) corporate goals and personal performance metrics. The executive officers’ incentive compensation opportunity recognizes their senior-level responsibilities and duties and the competitive environment in which we must recruit and retain our senior management.

Our Incentive Compensation Program sets the terms for awarding cash incentives to our executive officers (and other management employees). Our shareholders last approved the Incentive Compensation Program at our 2005 annual meeting. This year we are asking our shareholders to approve an amended and restated Incentive Compensation Program. The Incentive Compensation Program is described under “Item 8” on page 41 and the complete plan as amended and restated is attached as Annex A. Our performance-based annual incentive compensation amounts depend on the Company’s performance against predetermined target objectives, which are discussed below. We set these targets annually at the regularly scheduled February meeting of our O&C Committee. We describe in more detail below the applicable performance measures and goals for fiscal year awards and why these performance measures and goals are chosen. Incentive compensation can be earned for each year and is payable after the end of the year.

Fixed or Discretionary Incentives.  In addition to performance-based incentives, we can pay fixed or discretionary incentives and we may on occasion pay pre-established minimum incentives. We do this when we need to compensate newly-hired executive officers for forfeiture of incentive compensation (or other awards) from their prior employer when they join the Company, or to provide a minimum cash incentive for an executive officer’s first year of employment before his or her efforts (which are what we want to reward) are fully reflected in Company performance, or, in some circumstances, to encourage retention.

Long-Term Incentive Compensation

Because of our focus on pay for performance, various forms of other incentive compensation are major elements of pay for our executive officers.

Long-Term Incentive Plan.  We grant equity awards to our senior managers (including our executive officers) under our Long-Term Incentive Plan. We revised our 1999 Long-Term Incentive Plan and renamed the plan the 2008 Long-Term Incentive Plan (the “LTIP”) in 2008. Our shareholders approved the amended LTIP at our 2008 annual meeting on May 8, 2008, and approved an amendment to the LTIP at our 2009 annual meeting on May 7, 2009. The LTIP allows us to award long-term compensation in the form of:

•	Non-qualified options to purchase shares of Company common stock

•	Qualified “incentive stock options” to purchase shares of Company common stock

•	Restricted stock shares

•	Restricted stock units

•	Performance shares paying out a variable number of shares depending on goal achievement

•	Performance units which involve cash payments based on either the value of the shares or appreciation in the price of the shares upon achievement of specific goals

We cover later in this CD&A how competitive recruiting conditions and the business cycle affect which form of award is granted and the amount of the award.

Options — General.  Stock options represent the opportunity to purchase shares of our stock at a fixed price at a future date. Our LTIP requires that the per-share exercise price of our options not be less than the fair market value of a share on the date of grant. (See the discussion on pages 24 and 25 below regarding how we determine fair market value.) This means that our stock options have value for our executives only if the stock price appreciates from the date the options are granted. This design focuses our executives on increasing the value of our stock over the long term, consistent with shareholders’ interests.

Although our LTIP allows us to grant “incentive” stock options, all the options we have granted have been non-qualified options.

Retention Options.  Prior to 2008, awards of performance shares and restricted stock provided for the grant of nonqualified stock options (“retention options”) upon the vesting of those awards in order to give our senior managers (including our executive officers) an incentive to retain those vested shares. The retention options themselves become vested and exercisable on the seventh anniversary of date of retention option grant. However, this vesting and exercisability is accelerated to the third anniversary of date of retention option grant if the individual still retains ownership of the shares that vested (apart from shares withheld for taxes or interfamily financial planning transfers) in connection with the related performance share or restricted stock award.

Retention options covered 40% of the number of shares that vest under such grants. This percentage was intended to make the retention option grant significant enough to motivate the retention of the underlying restricted stock or performance shares. It also approximated the percentage of restricted stock or performance shares that were withheld on vesting to pay income taxes.

No retention options accompanied the grants of performance and restricted share awards in 2008 or later. However, performance share and restricted stock awards granted before 2008 may carry rights to retention options which will be granted and be outstanding in accordance with their terms.

Performance Shares.  Performance shares are an award of a variable number of shares. The number of performance shares actually earned and issued to the individual depends on Company performance in meeting prescribed goals over a defined period. This means that performance shares are issued and the award has value only to the extent the performance goals are achieved. Performance goals serve the same objectives of creating long-term shareholder value as is the case with stock options, with an additional focus on specific financial performance metrics, usually stated as target earnings per share. In addition, performance shares may be less dilutive of shareholder interests than options of equivalent economic value. We do not pay dividend equivalents on performance shares except during the period, if any, after the shares have been earned by performance but before they are actually issued.

Although the LTIP allows us to grant performance units payable in cash, we have not done so to date. We believe that payment of performance shares (and indeed all of our long-term incentive compensation) in stock is desirable to give our senior managers (including our executive officers) a continued general alignment with the interests of our shareholders.

Restricted Stock.  Restricted stock represents the right of the participant to vest in shares of stock upon lapse of restrictions. Restricted stock awards are subject to forfeiture during the period of restriction. Depending on the terms of the award, restricted stock may vest over a period of time subject only to the condition that the executive remains an employee (“time vesting”), or may be subject to additional conditions, such as the Company meeting target performance goals (“performance vesting”), or both.

Restricted stock is an incentive for retention and performance of both newly hired and continuing executive officers and other key managers. Unlike options, restricted stock retains some value even if the price declines. This means restricted stock gives less of an incentive to increase the value of our stock than options do. Because restricted stock is based on and payable in stock, it serves, like options, to reinforce the alignment of interest between our executives and our shareholders. In addition, because restricted stock has a real, current value that is forfeited if an executive quits, it provides a significant retention incentive.

Under our LTIP, restricted stock can be either actual shares of stock issued to the participant, subject to transfer restrictions and the possibility of forfeiture until vested (“restricted stock shares”), or it can be a Company promise to transfer the fully vested stock in the future if and when the restrictions lapse (“restricted stock units”). Because of technical tax issues related to the ability to obtain a credit against the Netherlands dividends withholding tax on issued but unvested shares, we usually grant restricted stock in the form of restricted stock units.

During the restriction period, participants are normally paid cash amounts (“dividend equivalents”) corresponding to the amount of actual dividends, if any, paid on outstanding shares of common stock. For 2009, no dividends were paid or declared.

Benefits

In general, we cover executive officers under the benefit programs described below to provide them with the opportunity to save for retirement and to provide a safety net of protection against the loss of income or increase in expense that can result from termination of employment, illness, disability, or death. Apart from change-of-control arrangements, the benefits we offer to our executive officers are generally the same as those we offer to our salaried employees, with some variation based on industry practices and replacement of benefits that are limited by regulation.

Retirement Benefits.

401(k) Plan.  We maintain the Chicago Bridge & Iron Savings Plan (the “401(k) Plan”), a tax qualified defined contribution plan, for eligible employees, including but not limited to our executive officers. The plan offers a voluntary pretax salary deferral feature under Section 401(k) of the Internal Revenue Code (the “Code”); a dollar-for-dollar Company matching contribution up to 3% of a participating employee’s considered earnings; a basic additional Company contribution of 5% of each participating employee’s considered earnings; and an additional discretionary Company savings plan contribution. The Company will make an additional 1% discretionary contribution for 2009. The plan allocates Company contributions to participants’ accounts according to the 401(k) Plan formulas. Participants can invest their accounts in any of a selection of mutual funds, plus a Company stock fund, offered under the Plan.

Excess and Deferred Compensation Plans.  The Code limits tax-advantaged benefits for highly compensated employees (a category that includes all of our executive officers) under the 401(k) Plan in several ways: nondiscrimination rules that restrict their deferrals and matching contributions based on the average deferrals and matching contributions of non-highly compensated employees; limits on the total dollar amount of additional contributions for any employee; limits on the total annual amount of elective deferrals; and a limit on the considered earnings used to determine benefits under the 401(k) Plan.

We adopted the Chicago Bridge & Iron Company Excess Benefit Plan (the “Excess Plan”) to provide retirement benefits for our senior managers (including our executive officers) on the same basis, in proportion to pay, as we provide retirement benefits to all our salaried employees generally. Therefore, we contribute to the Excess Plan the difference between the amount that would have been contributed by the Company to the participants’ 401(k) Plan accounts but for the Code limitations, and the contributions by the Company actually made to their 401(k) Plan accounts. We make contributions for the Excess Plan to a so-called “rabbi” trust, with an independent trustee. Earnings on these contributions are determined by participants’ designation of investment funds from the same group of funds (other than the Company stock fund) that is available under the 401(k) Plan. We fund the rabbi trust currently to ensure that funds will be available to meet the Company’s obligations, to facilitate the administration of participants’ investment selections, and to hedge our exposure to increases in our obligations resulting from participants’ investment selections.

In addition to the Excess Plan, we have a Chicago Bridge & Iron Deferred Compensation Plan (the “Deferred Compensation Plan”). This allows our senior managers (including our executive officers) to defer part of their salary and part or all of their incentive compensation. These deferrals are paid upon retirement or other termination of employment or other scheduled events as elected by the participant. These deferrals are also held in a “rabbi” trust (the “Rabbi Trust”). Earnings on these deferrals are determined by participants’ designation of investment funds from the same group of funds (other than the Company stock fund) that are available under the 401(k) Plan and the Excess Plan.

We do not have any defined benefit or actuarial arrangements for our executive officers or any other U.S. salaried employees.

Severance and Change-Of-Control Benefits.

We have change-of-control severance agreements with our named executive officers and two former executive officers who are still employed with the Company. These agreements are intended to assure the retention and performance of executives if a change of control of the Company is pending or threatened. These agreements are designed to reduce the distraction of our executive officers that might otherwise arise from the personal uncertainties caused by a change of control, to encourage the executive’s full attention and dedication to the Company, and to provide the executive with compensation and benefits following a change of control that are consistent with general industry best practices. We describe these agreements in more detail beginning on page 32. Here are some of their key features:

These agreements provide some benefits solely upon a change of control and other benefits only when there is both a change of control and a specified type of termination of employment within three years after the change. Upon a change of control, the executive will be entitled to preservation of salary, incentive compensation, retirement, welfare and fringe benefits for a three-year period at levels not less than those in effect before the change of control. Also, the executive will generally be entitled to receive a payment of minimum pro-rata target incentive compensation, immediate vesting of unvested stock options, performance shares, and restricted stock, and an immediate lump sum cash payment of the value of all performance units as if target performance goals were achieved. These benefits assure executives of minimum compensation if they remain employees after a change in control, and also reflect the fact that pre-change performance metrics and targets for equity vesting may no longer be appropriate or meaningful after a change in control.

Upon the executive’s termination of employment by the Company without “cause”, or by the executive with “good reason” within three years following a change of control, these agreements entitle the executive to a lump sum payment of three times the sum of his annual base salary plus target incentive compensation. The executive will also be entitled to a continuation of medical and other benefits for a three-year period after termination of employment, payment of certain deferred compensation (to the extent not paid upon the change of control), vesting and payment of unvested plan benefits, and Company-provided outplacement services. The agreements also provide that the Company will pay an amount necessary to reimburse each employee, on an after-tax basis, for any excise tax due under Section 4999 of the Code as a result of such payment being treated as a “parachute payment” under Section 280G of the Code.

The agreements generally define a “change of control” as:

•	The acquisition by any person or group of 25% or more of the beneficial interest in the equity of the Company;

•	Failure of the current Supervisory Board (and members nominated by at least 75% of the then-current Supervisory Board members) to comprise at least 50% of the Supervisory Board;

•	Supervisory Board or shareholder approval of a merger or reorganization or consolidation resulting in less than 75% continuing ownership by the pre-merger shareholders; or

•	Supervisory Board or shareholder approval of a transaction by which the parent Company disposes of its operating companies.

We use a 25% threshold to define a change of control because in a Company like ours where stock ownership is fairly widely distributed, a single person (or group) owning 25% of the stock can exercise in practice a disproportionate control over its management and policies.

Depending on the circumstances we also sometimes enter into specific separation agreements with executive officers (or others) who leave the Company.

Employee Stock Purchase Plan.  The Company’s predecessor historically maintained an employee stock purchase plan intended to qualify under Section 423 of the Code. The Company adopted a successor employee stock purchase plan (the “Stock Purchase Plan”) just after its initial public offering in 1997 to give our employees the opportunity to buy Company stock in a tax-effective manner and thus help align their interests with those of our shareholders generally. Under the Stock Purchase Plan, employees, including executive officers, electing to participate are granted an option to purchase shares on a specified future date. The purchase price is 85% of the fair market value of such shares on the date of purchase. During specified periods preceding the purchase date, each participating employee can designate up to 8% of after-tax pay (up to a limit of $25,000 per calendar year) to be withheld and used to purchase as many shares as such funds allow at the discounted purchase price.

Other Benefits.  Our executive officers receive other benefits that we provide to our salaried employees generally. These are:

•	Medical benefits (including post-retirement medical benefits for employees who retire);

•	Group term life insurance; and

•	Short-term and long-term disability protection.

We also provide miscellaneous personal benefits to certain executive officers. These include:

•	Leased automobiles or automobile allowance, which facilitate our executive officers’ travel on Company business;

•	Country club dues, where the club enhances our executive officers’ opportunities to meet and network with prospective customers and other business leaders;

•	Annual physical examinations, to help keep our executive officers and their spouses healthy;

•	Tax and estate planning services, so that our executive officers get the most after-tax value from their compensation and can effectively plan for retirement; and

•	Travel and temporary housing expenses for certain executives who have relocated to Texas in connection with their employment.

In addition, we have given Messrs. Asherman and Ballschmiede an additional five years of service credit toward early retirement eligibility (which is generally attaining age 55 with 10 years of service). Termination of employment by “retirement” entitles our officers, including our executive officers, to post-retirement medical benefits under our current plan and, subject to the schedule set forth in the particular award and/or approval of the O&C Committee, to vesting in time-vested equity awards plus an extended time to exercise stock options. Messrs. Asherman and Ballschmiede joined us relatively late in their careers. This means that they lost potential retirement benefits for which they might have become eligible from their prior employers, but might not have 10 years of service with the Company at the time they or the Company might want to terminate their employment. The additional service credit is intended to place them in approximately the same position for retirement benefit eligibility as peer executive officers of the same general age.

DETERMINING THE FORM AND AMOUNT OF COMPENSATION ELEMENTS TO MEET OUR
COMPENSATION OBJECTIVES

Base Salaries

We target base salaries for our senior managers, including our executive officers, at the median of salaries for comparable officer positions at comparator companies. The O&C Committee sets the salaries of our executive officers above or below that target based on differences in individual performance, experience and knowledge, and our comparison of the responsibilities and importance of the position with us to the responsibilities and importance of similar positions at comparator companies. We also consider internal equity within our Company and, when reviewing salary of current officers, their current compensation from the Company.

In evaluating performance, we consider the executive’s efforts in promoting our values, including, for example, safety; continuing educational and management training; improving quality; developing strong relationships with clients, suppliers, and employees; and demonstrating leadership abilities among coworkers, among other goals.

Base salaries for our named executive officers for 2009 generally fell at or below the 50th percentile market value identified for the position by Hewitt in their September, 2008, compensation review, except in the cases of Mr. Redmon and Mr. Blum. Base salaries of these individuals in 2009 reflected their promotions to the respective positions of President — CB&I Lummus, and President — CB&I Steel Plate Structures, after Hewitt presented their study; and in each case also reflected their significant years of industry service, 38 years for Mr. Blum and 39 years for Mr. Redmon and the resulting experience and the client, supplier and employee relations developed over that period.

Base salary for Mr. Petterson, who joined us February 9, 2009, as our Executive Vice President & Chief Operating Officer, was derived from, and consistent with, market data obtained from Hewitt.

Incentive Compensation

Annual Incentive Compensation.  For our executive officers, the performance targets or measures for annual incentive compensation amounts are usually set and communicated to the executives in February of each year, based on our annual operating plan, after discussion and analysis of the business plans within our principal operating subsidiaries. Payment of incentive compensation is based on attaining specific corporate-wide financial and/or non-financial performance measures approved by the O&C Committee. For 2009, a target incentive compensation amount was established for each named executive officer as a percentage of his base salary. This target is determined after consideration of target incentive compensation among our comparator companies so as to be at about the median (50th percentile) level. Target incentive compensation awards for our named executive officers for 2009 generally fell at or below the 50th percentile market value identified for the position by Hewitt in their September, 2008 compensation review, except in the case of Mr. Redmon and Mr. Blum, for the same reasons as given above with respect to their base salaries.

For our executive officers, in 2009, a percentage ranging from 20% (threshold or minimum) through 150% (target) to 200% (maximum) of this amount (with interpolation) is payable based on the Company’s attainment of threshold (minimum), target, or maximum results on the financial performance measure selected by the O&C Committee. For 2009, the performance measure for our executive officers was earnings per share (on a fully diluted basis), with goals of $0.75 per share for threshold performance, $1.50 for target performance, and $1.87 for maximum performance. This target for 2009 was achieved at a level of $1.79 per share, resulting in a payout at 189.2% of target. This achievement resulted directly in the amounts shown for Messrs. Asherman and Ballschmiede in column (g) of the Summary Compensation Table on page 27. This achievement also resulted in the amount shown for Mr. Petterson in that column, except that his award was pro-rated (pursuant to the terms of the incentive program) based on his employment period to be 11/12ths of the award that would otherwise be determined by that formula for the entire year.

With respect to Messrs. Redmon and Blum, in light of the reorganization that changed their position so that they no longer reported directly to the CEO, they received their incentive compensation under the formula that applied to participating management employees generally.

For 2009 the potential incentive compensation award for participating management employees was determined by target levels and relative weighting of a matrix of performance measures. The performance measures and weighting are selected by the O&C Committee to incentivize the accomplishment of key elements of the Company’s business plan for the year (and therefore may change from year to year), and the targets for the performance goals reflect the performance that is expected to be achievable according to the plan. The degree to which the various measures are accomplished, times the percentage relative weighting of that measure, establishes a percentage, ranging from 0% to 200% (250% in the case of the EPS measure) of the individual’s target incentive compensation (established as a percentage of salary) that may be paid as incentive compensation. For 2009, those measures and targets, and their actual achievements, were as follows:

•	Earnings per share, constituting 40% of the weighting, with goals of $1.00 per share minimum, $1.50 target, and $1.75 maximum; achieved at a level of $1.79/share for percentage contribution of 100%.

•	New awards, constituting 20% of the weighting, with goals of $3.5 billion minimum, $4.5 billion target, and $5.5 billion maximum, achieved at a level of $6.114 billion for a contribution of 40%;

•	Free cash flow, constituting 20% of the weighting, with goals of negative $200 million minimum, negative $100 million target, and $0 million maximum, achieved at a level of $275.5 million for a contribution of 40%;

•	Ethics (measured by unresolved exceptions) constituting 10% of the weighting, with a goal of no exceptions; achieved at that level for a contribution of 10%

•	Safety (measured by lost workday rate and recordables rates, each constituting 5% of the weighting) with goals for lost workday rate of 0.070 (target), and 0.040 (maximum) and a recordables rate of 0.35 (target) and 0.338 (maximum), achieved at levels of 0.020 and 0.220 respectively, for a contribution of 10% each.

The sum of the contribution percentages as identified above is 210%. However, the maximum available incentive compensation is limited to 200% of the individual’s target incentive compensation. The O&C Committee approved payment at the level shown for Messrs. Redmon and Blum in column (g) of the Summary Compensation Table.

Discretion.  Our O&C Committee may reduce, but not increase, incentive awards notwithstanding the achievement of specific performance targets. In deciding whether or not to reduce incentive awards and in what amount, the O&C Committee may consider, among other things, the Company’s performance in earnings per share, free cash flow, new awards, ethics, and safety, the relation of named executive officers’ incentive compensation to the incentive compensation for our management employees generally, and our named executive officers’ individual performance in light of individual goals and objectives.

Long-Term Incentive Awards

Our Objectives.  In keeping with our commitment to provide a total compensation package that favors equity components of pay, long-term incentives traditionally have comprised a significant portion of an executive’s total compensation package. Our objective is to provide executives with long-term incentive award opportunities that are at about the 60th percentile of our comparator companies (taking into account the somewhat higher levels among our actual competitor companies within the comparator company group, as discussed above on page 16), with the actual realization of the opportunity dependent on the degree of achieving the financial performance or other conditions of the award and the creation of long-term value for shareholders.

Our Procedures.  We generally make our long-term incentive awards at the regularly scheduled meeting of our O&C Committee in February of each year. By this time, we normally have our results for the previous year and our annual operating plan for the current year and we are able to set targets and goals for the current year for any performance based-awards we may grant. Making our long-term incentive awards early in the year lets our executives know what the criteria are for any performance-based long-term incentive awards so they can keep those goals in mind going forward.

Selecting the Type of Award(s).  Until 2003, our primary long-term incentives were nonqualified stock option grants. In 2003, we began to reconsider the equity compensation policies in light of the pending changes in accounting principles for options and the dilutive effect of option grants. We began to emphasize performance share grants and restricted stock units instead of options. The use of full value shares emphasizes creating long-term shareholder value, reducing shareholder dilution, effectively managing the financial cost of equity incentives, providing targeted performance incentives (through performance shares) in lieu of the specific incentive to increase share value provided by options, and providing appropriate retention incentives (in the case of restricted stock). The actual choice among options, performance shares and restricted stock depends on business conditions and the competitive market for executive talent. These are subject to change from year to year, and consequently so is the form of our long-term equity awards.

In 2009 our long-term incentive awards for senior officers were a combination of restricted stock and performance shares. The restricted stock vests 25% per year over a four-year period. The performance shares vest 33 1/3% per year over a three-year period provided performance targets are met. The performance share targets are based on earnings per share goals taken directly from our corporate business plan. For senior management (including our named executive officers other than Mr. Asherman), the awards in 2009 were structured to provide 50% in value in the form of restricted stock and 50% in value in the form of performance shares. The combination of awards was structured to provide a meaningful retention incentive while giving management both downside risk and upside potential respecting their awards. For Mr. Asherman, in light of his overall responsibility for the Company and to put more of his total compensation at risk based on specific performance factors beyond the stock price, his award is structured to provide 40% in value in the form of restricted stock and 60% in value in the form of performance shares. These awards for the current year and the two prior years are shown in column (e) of the Summary Compensation Table on page 27; and the same awards for the current year are shown in more detail in the Grants of Plan-Based Awards Table on page 28.

In addition, in 2009, the Company was faced with a significant erosion of incentive compensation and long-term retention value for key management. Accordingly, the Company made a one-time stock option grant to 41 key employees (including the named executive officers) to address the loss of retention value in total compensation and to further align key employees to the interest of the stockholders. The options vest 50% per year over a two year period.

Determining the Amount of Award(s).  When awarding long-term incentives, we consider each executive officer’s levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at our comparator companies. Applying these factors to our benchmark gives us a target dollar value for executive officer long-term incentive awards. These awards are recommended and approved in the form of this target dollar value. Upon approval of this value and the vehicle for the award by our O&C Committee, this dollar value is converted into a number of shares (or options, depending on the form of the award) based on the closing price of the Company’s stock on the date of the O&C Committee meeting which approves the award. This conversion is made through pricing models developed and applied in consultation with Hewitt. It gives us a number of shares (or options), subject to rounding, that makes the fair market value of the award equal to the approved dollar amount.

The pricing model we use for this conversion is a Black-Scholes model for stock options, or similar pricing model for other types of awards. The model and the assumptions for the model may differ from those used to determine the grant date fair market value of the award under FASB ASC Topic 718 (formerly known as FAS 123(R)), which is the value reported in the tables on pages 27 through 37. For our grants of restricted stock on February 20, 2009, taking into account the advice of our compensation consultants, we applied an economic value of $7.63/share to convert the dollar amount of the pro forma awards to stock. This was derived by discounting the grant date closing price of $8.19/share to reflect the risk of forfeiture. For our grants of performance shares on February 20, 2009, taking into account the advice of our compensation consultants, we applied an economic value of $7.59/share to convert the dollar amount of the pro forma awards to stock to reflect the risk of forfeiture and risk of performance. For our special grants of options to 41 key employees (as described above) on

February 20, 2009, we applied an economic value of $4.16/option to convert the dollar amount of the pro forma awards to options. The specific grants for our named executive officers are shown in the Grants of Plan-Based Awards Table on page 28, giving the number of shares and the value in dollars without considering the risk of forfeiture.

As noted above, Messrs. Redmon and Blum received target cash compensation somewhat above our percentile benchmarks for 2009. However, taking Mr. Redmon’s long-term incentives into account, his target total compensation was only slightly above the 50th percentile market value identified for his position based on the 2008 data compiled by Hewitt. Mr. Blum’s long-term incentives were above our general 60th percentile target as identified by the same data, and his resulting target total compensation was at the 73rd percentile as determined from that data; which we believe is justified in his case by the considerations discussed above (page 22) respecting his base salary.

Results.  As noted above, performance shares vest 33 1/3% per year over a three-year period provided performance targets are met. For minimum performance 50% of the number of shares vest (and the remainder are forfeited), for target performance 100% of the number of shares vest, and for maximum performance up to 200% of the number of shares are issued and vest. The performance measure is EPS, which for 2009 was $1.79/share. For the performance shares granted in 2009, this exceeded the EPS target for maximum performance ($1.70/share) resulting in vesting in 2010 of 200% of payout of the portion of the 2009 performance share awards scheduled to vest in 2010. For the performance shares granted in 2008, this fell short of the minimum performance EPS threshold and the portion of that grant that might have vested in 2010 based on 2009 performance was forfeited. For performance shares granted in 2007, this fell between the targets for target and maximum performance, resulting in a 123% payout of the portion of the 2007 performance share awards vesting in 2010 based on 2009 performance.

Determining Option Timing and Exercise Price.  As discussed above, our LTIP requires that the exercise price for any option must be at least equal to 100% of the fair market value of a share on the date the option is granted. It specifies that the date an option is granted is the day on which the O&C Committee acts to award a specific number of shares to a participant at a specific exercise price. In addition, the LTIP stipulates that fair market value is the closing sale price of shares of Company common stock on the principal securities exchange on which they are traded. We follow these requirements in setting the exercise price, which is therefore the grant date closing price.

In the case of retention options, the exercise price is set automatically at the fair market value (closing price) of the stock on the date the retention option was automatically granted, which is the date that the related restricted stock or performance shares vest, which in turn is normally an anniversary of the date the restricted stock was originally granted or the performance shares were earned.

Impact of recruitment.  We made a special one-time restricted stock employment grant to Mr. Petterson when he joined us on February 9, 2009. This negotiated award of 75,000 shares was based in part on the long-term incentive opportunity we consider generally appropriate for the position in light of the factors discussed under “Determining the Amount of Award(s),” and in part as an inducement for him to join us and to replace benefit opportunities that were lost from his prior employer upon joining us. Hewitt provided data to us in connection with Mr. Petterson’s employment offer and that offer was consistent with the Hewitt data.

Other Matters

Adjustment or Recovery of Payments.  We adopted a formal policy for recovering, at the direction of the O&C Committee in its sole discretion, all or any portion of incentive payments (or in the case of a stock award, the value realized by sale of the stock) that are negatively affected by any restatement of the Company’s financial statements as a result of misconduct or fraud. For this purpose, misconduct or fraud includes any circumstance where the forfeiture of an award is required by law, and any other circumstance where the O&C Committee determines in its sole discretion that the individual (i) personally and knowingly engaged in practices that materially contributed to material noncompliance with any financial reporting requirement, or (ii) had knowledge of such material noncompliance or the circumstances giving rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Company. Requirements of law include Section 304 of the Sarbanes-Oxley Act, under which, if the Company’s financials must be restated as a result of misconduct, then our CEO and CFO must repay incentive compensation, equity based compensation, and stock sale profits if received during the 12-month period following the initial filing of the financial statements that required restatement.

Tax, Accounting and Regulatory Considerations.  We take tax, accounting, and regulatory requirements into consideration in choosing the particular elements of our compensation and in the procedures we use to set and pay those elements. As discussed above in connection with setting the type of long-term incentive awards, the financial statement presentation of options compared to other equity awards played a part in our selection of long-term equity compensation vehicles.

We want to pay compensation in the most tax-effective manner reasonably possible and therefore also take tax considerations into account. As discussed above under “Elements of our Compensation,” our decision to provide restricted stock in the form of restricted stock units rather than restricted stock shares is based on the interplay between The Netherlands taxes and applicable tax credits.

We also consider the requirements of Sections 162(m) and 409A of the Code. Section 162(m) provides that payments of compensation in excess of $1,000,000 annually to a covered employee (the CEO and each of the three-highest paid executive officers other than the CFO) will not be deductible for purposes of U.S. corporate income taxes unless it is “performance based” compensation and is paid pursuant to a plan and procedures meeting certain requirements of the Code. Our Incentive Compensation Program and LTIP are designed in a form so that eligible performance based payments under those plans can qualify as deductible performance-based compensation. Since we want to promote, recognize and reward performance which increases shareholder value, we rely heavily on performance-based compensation programs which will normally meet the requirements for “performance-based” compensation under Section 162(m). However, we may pay compensation that does not satisfy the requirements of Section 162(m) if we believe that it is in the best overall interests of the Company.

Section 409A provides that deferred compensation (including certain forms of equity awards) is subject to additional income tax and interest unless it is paid pursuant to a plan and procedures meeting certain requirements of the Code. Our Incentive Compensation Program, LTIP, Deferred Compensation Plan, Excess Plan, and change of control severance agreements have been reviewed and revised to conform to these new requirements.

Stock Ownership Guidelines.  In 2005, in consultation with Hewitt, we adopted stock ownership guidelines for our executive officers requiring that they hold certain amounts of our stock. They are:

CEO	Five times base salary
Executive Vice Presidents	Three times base salary
Vice presidents	One times base salary

Based on industry practice, there is a specified five-year period for our executives to meet the stock ownership targets from the date of appointment to the executive position, with periodic progress reporting to the O&C Committee.

EXECUTIVE OFFICER COMPENSATION

The following tables summarize the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2009. We have not entered into any employment agreements with any of the named executive officers.

A description of the performance-based conditions and criteria for determining amounts payable with respect to our non-equity incentive compensation plan are contained in the CD&A.

SUMMARY COMPENSATION TABLE

2009 Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards(1)	Awards(1)	Compensation	Compensation(2)	Total
Name & Principal Position	Year	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)

Philip K. Asherman,	2009	$955,000	$4,307,162	$830,567	$1,806,860	$180,571	$8,080,160
President and Chief	2008	$955,000	$4,740,075	$739,425	$286,249	$253,290	$6,974,039
Executive Officer	2007	$720,000	$2,812,633	$259,471	$1,185,840	$190,862	$5,168,806
Ronald A. Ballschmiede,	2009	$505,000	$952,456	$349,594	$764,368	$82,177	$2,653,595
Executive Vice	2008	$505,000	$1,037,111	$245,984	$121,094	$199,810	$2,108,999
President and Chief	2007	$435,001	$820,339	$61,178	$517,650	$181,125	$2,015,293
Financial Officer
John W. Redmon,	2009	$546,000	$780,261	$354,938	$567,840	$90,286	$2,339,325
President — CB&I	2008	$520,000	$849,593	$240,337	$124,691	$86,493	$1,821,114
Lummus(3)	2007	$450,000	$919,978	$48,282	$324,450	$89,974	$1,832,684
Ronald E. Blum,	2009	$472,500	$753,357	$262,342	$429,975	$82,502	$2,000,676
President — CB&I Steel	2008	$450,000	$761,730	$221,984	$94,417	$109,707	$1,637,838
Plate Structures(4)	2007	$390,000	$585,948	$85,393	$348,660	$86,488	$1,496,489
Lasse Petterson,	2009	$519,232	$1,702,665	$—	$936,540	$80,349	$3,238,786
Executive Vice President and Chief Operating Officer(5)

(1)	The amounts in columns (e) and (f) represent the aggregate grant date fair market value of equity awards and the aggregate grant date fair market value of option awards under the Long-Term Incentive Plan, each computed in accordance with FASB ASC Topic 718, for the fiscal years ended December 31, 2009, 2008, and 2007. Assumptions for the calculation of amounts in columns (e) and (f) are included in note 13 to the Company’s audited financial statements for the year ended December 31, 2010, filed with the SEC on February 23, 2010. For the current year, these awards are also reflected in the Grants of Plan-Based Awards Table on page 28. The performance share grants included in column (e) may vest or be forfeited between 0% and 200% depending on performance, as explained in note (2) to the Grants of Plan-Based Awards table.

(2)	The compensation reported for 2009 represents personal benefits, contributions by us to our 401(k) Plan and Excess Plan, whether vested or unvested, life insurance premiums for the benefit of the executive, and dividends, if any, paid on stock awards. The amount of contributions to the 401(k) Plan and Excess Plan, respectively, whether vested or unvested, contributed or currently expected to be contributed with respect to compensation earned in 2009 for each named executive officer are as follows: Philip K. Asherman, $22,050, $89,662; Ronald A. Ballschmiede, $22,050, $34,298; John W. Redmon, $22,050, $38,312; Ronald E. Blum, $22,050, $28,972 and Lasse Petterson, $22,050, $24,681. Personal benefits consisted of Company leased vehicles or allowances for vehicles and vehicle maintenance, country and executive club membership fees, financial planning assistance and physicals for the executive and his spouse, all of which are valued at the actual cost charged to us. Personal benefits in excess of the greater of $25,000 or 10% of the total amount of personal benefits for such executive officer, the benefit and the cost to us were: Mr. Asherman, car allowance and related fuel and maintenance costs, $34,502. Personal benefits for Mr. Ballschmiede include tax gross-up on relocation and temporary housing, $3,270. Mr. Asherman is a member of the Supervisory Board but receives no additional compensation for being a member of the Supervisory Board.

(3)	Mr. Redmon ceased to be an executive officer on January 15, 2010.

(4)	Mr. Blum retired from the Company on January 15, 2010.

(5)	Mr. Petterson joined the Company on February 9, 2009.

GRANTS OF PLAN-BASED AWARDS

								All
								Other	All Other		Grant
								Stock	Stock	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Awards:	or Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive			Number	Number of	Price of	Stock and
		Plan Awards(1)			Plan Awards(2)			of Shares	Securities	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Underlying	Awards	Awards(5)
Name	Date	($)	($)	($)	(#)	(#)	(#)	or Units(3)	Options(4)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Philip K. Asherman	2/20/2009	$191,000	$955,000	$1,910,000	158,103	316,206	632,412	209,699	160,757	$8.19	$5,069,150
	2/21/2009								9,991	$8.19	$47,757
	2/22/2009								4,356	$8.19	$20,822
Ronald A. Ballschmiede	2/20/2009	$80,800	$404,000	$808,000	29,150	58,300	116,600	57,995	68,006	$8.19	$1,274,804
	2/21/2009							4,430	4,430	$8.19	$21,175
	2/22/2009							1,270	1,270	$8.19	$6,071
John W. Redmon	2/20/2009	$87,360	$436,800	$873,600	23,880	47,760	95,520	47,510	70,026	$8.19	$1,112,185
	2/21/2009								929	$8.19	$4,441
	2/22/2009								1,425	$8.19	$6,812
	2/26/2009								1,500	$5.50	$4,935
	5/30/2009								845	$12.91	$6,828
Ronald E. Blum	2/20/2009	$66,150	$330,750	$661,500	23,057	46,113	92,226	45,872	53,025	$8.19	$1,004,696
	2/21/2009								1,394	$8.19	$6,663
	2/22/2009								908	$8.19	$4,340
Lasse Petterson	2/20/2009	$108,000	$540,000	$1,080,000	24,704	49,407	98,814	49,148		$8.19	$807,165
	2/9/2009							75,000		$11.94	$895,500

(1)	The amounts shown in column (c) reflect the threshold payment level for awards under our Incentive Compensation Program which is 20% of the target amount shown in column (d). The amount shown in column (e) is 200% of such target amount. These amounts are based on the individual’s current salary and position. The actual payments resulting from these awards for 2009 are shown in column (g) of the Summary Compensation Table.

(2)	The amounts shown in column (f) reflect the minimum stock awards of performance shares under our Long-Term Incentive Plan which is 50% of the target award shown in column (g). The amount shown in column (h) is 200% of such target award. Performance shares vest 33 1/3% per year based on earnings per share targets for the preceding year on the date that earnings per share is released. Performance share adjustments vest immediately based on previous years earnings per share. The grant date fair market value of these awards for 2009 is also included in column (e) of the Summary Compensation Table. The actual stock awards for 2009 based on 2009 performance for these awards plus performance stock awards granted in 2008 and 2007 is discussed on page 25.

(3)	These awards are restricted stock units made under our Long-Term Incentive Plan, which vest 25% per year over four years on the anniversaries of the grant date. Participants are paid as compensation each year an amount equal to any dividend on restricted stock units that would have been paid if the units were awarded as restricted shares of stock. The grant date fair market value of these awards is also included in column (e) of the Summary Compensation Table.

(4)	Options granted on February 20, 2009 vest 50% per year over two years on the anniversaries of the grant date. All other options are “retention options” under our Long-Term Incentive Plan and were granted upon the vesting of performance shares or restricted stock in an amount equal to 40% of the number of shares that vested under such awards. Each retention option vests in seven years but may vest in three years from the date of grant if the holder has held continuously until such date shares awarded as performance shares or shares granted as restricted shares or units for which restrictions have lapsed.

(5)	The grant date fair market values of stock and option awards are computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
								Number of	Payout
							Market	Unearned	Value of
					Number of		Value of	Shares,	Unearned
	Number of	Number of			Shares or		Shares or	Units or	Shares,
	Securities	Securities			Units of		Units of	Other	Units or
	Underlying	Underlying			Stock		Stock	Rights	Other
	Unexercised	Unexercised	Option		That Have		That	That Have	Rights
	Options	Options	Exercise	Option	Not		Have Not	Not	That Have
	(#)	(#)	Price	Expiration	Vested		Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)	(#)	($)
(a)	(b)	(c)	(e)	(f)	(g)		(h)	(i)	(j)

Philip K. Asherman	33,639		$7.400	2/27/2013	13,360	(2)	270,139	16,240 (6)	328,373
	7,000		$6.975	7/1/2012	11,617	(2)	234,896	43,656 (7)	882,724
	11,451	11,451	$9.280	12/5/2018	21,779	(3)	440,371	316,206 (8)	6,393,685
		7,000	$11.565	7/1/2013	29,262	(4)	591,678
		3,380	$14.120	2/12/2014	209,699	(5)	4,240,114
		7,000	$13.910	7/1/2014
		1,126	$23.655	3/9/2015
		7,000	$22.910	7/1/2015
		9,990	$30.510	2/21/2017
		9,136	$29.610	2/28/2017
		9,991	$45.310	2/21/2018
		4,356	$45.360	2/22/2018
		17,473	$47.000	2/27/2018
		160,757	$8.190	2/20/2019
		9,991	$8.190	2/21/2019
		4,356	$8.190	2/22/2019
Ronald A. Ballschmiede	6,055	6,055	$9.280	12/5/2018	11,075	(2)	223,937	4,737 (6)	95,782
		4,430	$30.510	2/21/2017	6,352	(3)	128,437	8,049 (7)	162,751
		4,430	$45.310	2/21/2018	8,093	(4)	163,640	58,300 (8)	1,178,826
		1,270	$45.360	2/22/2018	57,995	(5)	1,172,679
		3,790	$47.000	2/27/2018
		68,006	$8.190	2/20/2019
		4,430	$8.190	2/21/2019
		1,270	$8.190	2/22/2019
John W. Redmon	1,500		$24.830	2/26/2016	2,324	(2)	46,991	5,312 (6)	107,409
	6,235	6,235	$9.280	12/5/2018	2,113	(9)	42,725	6,594 (7)	133,331
		929	$30.510	2/21/2017	7,124	(3)	144,047	47,760 (8)	965,707
		1,500	$30.640	2/26/2017	6,630	(4)	134,059
		845	$38.740	5/30/2017	47,510	(5)	960,652
		930	$45.310	2/21/2018
		1,424	$45.360	2/22/2018
		1,500	$46.470	2/26/2018
		4,250	$47.000	2/27/2018
		845	$45.700	5/30/2018
		70,026	$8.190	2/20/2019
		929	$8.190	2/21/2019
		1,425	$8.190	2/22/2019
		1,500	$5.500	2/26/2019
		845	$12.910	5/30/2019

	Option Awards				Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
								Number of	Payout
							Market	Unearned	Value of
					Number of		Value of	Shares,	Unearned
	Number of	Number of			Shares or		Shares or	Units or	Shares,
	Securities	Securities			Units of		Units of	Other	Units or
	Underlying	Underlying			Stock		Stock	Rights	Other
	Unexercised	Unexercised	Option		That Have		That	That Have	Rights
	Options	Options	Exercise	Option	Not		Have Not	Not	That Have
	(#)	(#)	Price	Expiration	Vested		Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)	(#)	($)
(a)	(b)	(c)	(e)	(f)	(g)		(h)	(i)	(j)

Ronald E. Blum	120		$6.975	7/1/2012	3,486	(2)	3,383	3,383 (6)	68,404
	5,395	5,396	$9.280	12/5/2018	4,537	(3)	5,912	5,912 (7)	119,541
		120	$11.565	7/1/2013	5,944	(4)	46,113	46,113 (8)	932,405
		1,690	$14.120	2/12/2014	45,872	(5)
		120	$13.910	7/1/2014
		2,000	$21.380	2/26/2015
		562	$23.655	3/9/2015
		120	$22.910	7/1/2015
		2,000	$24.830	2/26/2016
		1,394	$30.510	2/21/2017
		2,000	$30.640	2/26/2017
		2,890	$29.610	2/28/2017
		1,394	$45.310	2/21/2018
		907	$45.360	2/22/2018
		2,000	$46.470	2/26/2018
		4,200	$47.000	2/27/2018
		53,025	$8.190	2/20/2019
		1,394	$8.190	2/21/2019
		908	$8.190	2/22/2019
Lasse Petterson					75,000	(10)
					49,148	(5)	46,407	49,407 (8)	938,350

(1)	Options granted December 5, 2008 and expiring December 5, 2018, and options granted February 20, 2009 and expiring February 20, 2019, become vested in two 50% installments on the first and second anniversaries of the respective grant date. All other options are “retention options” that vest on the seventh anniversary of the grant of the option, but may vest on the third anniversary of the grant if the holder has held continuously until such date shares awarded as performance shares or granted as restricted shares or units for which restrictions have lapsed.

(2)	Restricted stock is scheduled to vest ratably each year through 2/21/10.

(3)	Restricted stock is scheduled to vest ratably each year through 2/22/11.

(4)	Restricted stock is scheduled to vest ratably each year through 2/22/12.

(5)	Restricted stock is scheduled to vest ratably each year through 2/20/13.

(6)	Performance shares are scheduled to vest ratably each year through 2/22/10, subject to satisfaction of performance criteria for the applicable year.

(7)	Performance shares are scheduled to vest ratably each year through 2/22/11, subject to satisfaction of performance criteria for the applicable year.

(8)	Performance shares are scheduled to vest ratably each year through 2/20/12, subject to satisfaction of performance criteria for the applicable year.

(9)	Restricted stock is scheduled to vest ratably each year through 5/30/10.

(10)	Restricted stock is scheduled to vest ratably each year through 2/9/13.

OPTION EXERCISES AND STOCK VESTED

The following table includes information with respect to restricted stock vesting in 2009. No options were exercised by the named executive officers and no performance shares vested in 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
(a)	(b)	(c)	(d)(1)	(e)

Philip K. Asherman	—	$—	45,619		$373,620
				$
Ronald A. Ballschmiede	—	$—	16,948		$138,804
				$
John W. Redmon	—	$—	13,956		$114,181
				$
Ronald E. Blum	—	$—	7,735		$63,350
				$
Lasse Petterson	—	$—	0		$—

(1)	Restricted stock vesting in 2009.

NONQUALIFIED DEFERRED COMPENSATION

We adopted the Excess Plan to provide retirement benefits for our senior management (including executive officers) on the same basis, in proportion to pay, as we provide retirement benefits to all our salaried employees generally. We contribute to the Excess Plan the difference between the amount that would have been contributed by the Company to participants’ 401(k) Plan accounts but for the Code limitations, and the contributions actually made to participants’ 401(k) Plan accounts. Contributions to the Excess Plan are paid into the Rabbi Trust, with an independent trustee. Earnings on these contributions are determined by participants’ designation of investment funds from the same group (other than the Company stock fund) that is available under the 401(k) Plan. Executives can change the election of investments at any time without restriction. At the time an Executive becomes a participant, he elects whether distribution will occur on a designated date, or upon termination of employment or a designated date thereafter. Executives are not permitted to make contributions to the Excess Plan.

We have also adopted the Deferred Compensation Plan. Contributions to the Deferred Compensation Plan are paid into the Rabbi Trust. Earnings on these contributions are determined by participants’ designation of investment funds from the same group (other than the Company stock fund and certain other funds) that is available under the 401(k) Plan. Executives make contributions to the Deferred Compensation Plan at the time they are paid compensation. Executives can change the election of investments at any time without restriction.

The following table summarizes certain nonqualified deferred compensation contributions made or currently planned to be made for 2009 pursuant to our Excess Plan. No named executive officers contributed to the Deferred Compensation Plan in 2009.

			Aggregate		Aggregate
	Executive	Registrant	Earnings	Aggregate	Balance
	Contributions	Contributions	In Last	Withdrawals/	at Last
Name	in Last FY ($)	in Last FY ($)	FY ($)	Distributions ($)	FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)

Philip K. Asherman	$—	$89,662	$41,121	$—	$489,904
Ronald A. Ballschmiede	$—	$34,298	$29,499	$—	$126,488
John W. Redmon	$—	$38,312	$(3,434)	$—	$94,624
Ronald E. Blum	$—	$28,972	$27,946	$—	$129,911
Lasse Petterson	$—	$24,681	$—	$—	$—

All amounts reported as contributions have been reported as compensation to the named executive officer in the Summary Compensation Table for the last completed fiscal year. Amounts in the “Aggregate Balance” column that represent past contributions have been reported in Summary Compensation Table of the proxy statement. No amounts reported as earnings have been reported as compensation to the named executive officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Vesting or Payment of Benefits on Retirement, Disability or Death.

Incentive Compensation Program.  Compensation under the Incentive Compensation Program may be payable in part, and equity awards under the LTIP may continue to vest, on certain terminations of employment. Generally, no incentive compensation is paid if employment terminates before the last day of the incentive compensation year. However a pro rata annual incentive compensation, based on the time the executive officer is actually employed during the incentive compensation year, is payable (subject to the O&C Committee’s right to exercise discretion to reduce the incentive compensation as described in the CD&A) if termination of employment occurs by retirement, death or disability. The Company treats any termination of employment after age 65, or after 30 years of service, or after age 55 with 10 years of service, as “retirement” for this purpose. If the retirement, death or disability of an executive officer had occurred on the last business day of 2009, the pro-rata incentive compensation would be the entire incentive compensation in the same amount as shown in column (g) of the Summary Compensation Table above.

LTIP.  Generally awards under the LTIP are forfeited if employment terminates before the vesting date provided in the applicable award agreement. However, the award agreements provide that upon termination of employment for death, retirement, disability or dismissal for the convenience of the Company (other than an involuntary termination of employment for willful misconduct or gross negligence as it may be determined by the O&C Committee) restricted stock awards will immediately vest, and performance shares that would vest for performance in the year of termination will also vest if performance metrics are met for the applicable year. The O&C Committee reserves the right to add in the award agreement additional conditions for “retirement.” If the retirement, death, disability or dismissal for the convenience of the Company of an executive officer occurred on the last business day of 2009, the number of options, shares of restricted stock and performance shares that would continue to vest would be the same as the number of unexercisable options and the number of shares that have not vested shown in columns (c) or (g) and (h) (as applicable) of the Outstanding Equity Awards at Fiscal Year-End table above.

Nonqualified Deferred Compensation Plan.  To the extent elected by the executive, vested nonqualified deferred compensation would be payable upon any termination of employment up to the vested amount of the aggregate account balance as shown in column (f) of the Nonqualified Deferred Compensation table above.

Broad-Based Benefit Arrangements.  The Company also provides post-retirement medical benefits, death and disability benefits, and 401(k) plan benefits upon termination of employment under broad-based plans that do not discriminate in scope, terms or operation in favor of its executive officers and that are available generally to all salaried employees.

Change of Control Benefits for Current Named Executive Officers.

Change of Control Agreements.  As of December 31, 2009, we had substantially identical change of control severance agreements (“Agreements”) with designated executive officers, including with the following named executive officers: Philip K. Asherman, Ronald A. Ballschmiede, John W. Redmon and Ronald E. Blum. A substantially identical agreement with Mr. Petterson was executed on January 4, 2010. These Agreements are intended to assure the retention and performance of executives if a “change of control” of the Company is pending or threatened. They are designed to reduce the distraction of our executives that might otherwise arise from the personal uncertainties caused by a change of control, to encourage the executive’s full attention and dedication to the Company, and to provide the executive with compensation and benefits following a change of control that are competitive with those of similarly-situated corporations.

Each Agreement provides for certain benefits upon a change of control of the Company and certain additional benefits upon the executive’s termination of employment by the Company without “cause,” or by the executive with “good reason,” within a three-year period following the change of control. This period is set at three years to avoid giving the post-change Company a financial incentive to avoid severance obligations by keeping the executive employed in an unproductive capacity until his entitlement to those benefits expires. The Agreements also address termination within that period by the Company for cause, by the executive other than for good reason, or upon death or disability.

Under the Agreements, “change of control” generally is defined as the acquisition by any person or group of 25% or more of the beneficial interest in the equity of the Company; failure of the current Supervisory Board (and members nominated by at least 75% of the then-current Supervisory Board members) to comprise at least 50% of the Supervisory Board; Supervisory Board or shareholder approval of a merger or reorganization or consolidation resulting in less than 75% continuing ownership by the pre-merger shareholders; or Supervisory Board or shareholder approval of any transaction as a result of which the Company does not own at least 75% of Chicago Bridge & Iron Company (“Chicago Bridge”), or Chicago Bridge does not own at least 75% of its subsidiary, Chicago Bridge & Iron Company (Delaware). The Agreements use a 25% threshold to define a change of control because the stock ownership of the Company is fairly widely distributed, and a single person (or group) owning 25% of the stock can exercise in practice a disproportionate control over its management and policies.

Benefits Payable or Provided Solely Upon a Change of Control.  Upon a change of control, the executive is entitled to receive payment of minimum pro-rata target incentive compensation, vesting in options, restricted shares and performance shares, and (if the change of control also meets the conditions of Section 409A of the Code for accelerated payment of deferred compensation), vesting and an immediate lump sum cash payment of all deferred compensation and of the value of all performance shares assuming achievement of target performance goals. The provisions for vesting and payment are intended to avoid the risk of potential non-payment by the post-change Company, and to reflect that, depending on the post-change circumstances of the Company, it may be difficult, impossible or meaningless to apply pre-change targets for performance-based compensation. The applicable amounts of these benefits and the other benefits described here are shown in the tables below for each current named executive officer.

Benefits Payable or Provided upon a Change of Control and Termination Without Cause or For Good Reason.  Upon termination of employment by the Company without cause or by the executive for good reason during the three-year period following a change of control, the executive will be entitled to a lump sum payment of three times the sum of his annual base salary plus minimum annual incentive compensation (which is at least equal to target incentive compensation). The factor of three is intended to cover the period that it might take a senior executive to find comparable employment. In addition, the promise of change of control severance benefits in these events is intended generally to supply adequate and sufficient consideration for the executive’s non-competition obligations described below. The executive will also be entitled to a payment of pro-rata minimum incentive compensation for the year of termination, payment of deferred compensation (to the extent not paid upon the change of control), continuation for him and his dependents of medical and other benefits for a three-year period after termination of employment, payment of the amount (if any) of 401(k) Plan benefits forfeited upon termination of employment; and to receive Company-provided outplacement services. Benefit continuation for a three-year period is intended to cover the period that it might take a senior executive to find employment providing comparable benefits and to cushion the executive and his family against the possibility that no subsequent employment would provide comparable benefits. The executive has no duty to mitigate these benefits by seeking subsequent employment and they are not reduced for compensation or benefits in subsequent employment. The executive (and dependents if applicable) is further entitled to post-termination medical coverage beginning at the later of age 50 or expiration of the three-year period after termination of employment, at active employee rates until age 65 and at retiree rates after age 65. These medical coverage benefits are secondary to any benefits the executive may receive through subsequent employment.

For purposes of these Agreements, “cause” includes conviction of a felony or of a crime involving moral turpitude, or willful misconduct or breach of the agreement that results in material financial detriment to the Company, but cause does not include negligence, actions taken in good faith, actions indemnifiable by the Company, or known to the Company for more than a year before the purported termination. The executive is entitled to certain procedural protections before the Company can terminate employment for “cause.” “Good reason” for resignation generally includes any adverse changes in the executive’s duties, title, reporting requirements or responsibilities; failure by the Company to provide the compensation, incentive compensation, work location, plan and other payments, benefits and perquisites called for by the Agreement, other breach of the Agreement by the Company or adverse change in the terms and conditions of the executive’s employment, initiating a termination for cause without completing the termination within 90 days in compliance with the Agreement, any other purported termination of executive’s employment not contemplated by the Agreement, or failure of a successor to assume and perform the Agreement.

Benefits Payable or Provided upon Change of Control and Voluntary Termination, Death or Disability.  On voluntary termination by the executive without good reason during the three-year period following a change of control, the executive is entitled to payment of pro-rata minimum incentive compensation for the year of termination and payment of deferred compensation (to the extent not paid upon the change of control). On termination for disability or death during that three-year period, the executive (or his beneficiaries) is entitled to benefits under the Company’s broad-based disability and death plans with no enhancement except that such benefits may not be reduced below the greatest benefit level in effect during the 90-day period preceding the Change of Control. Upon termination for cause during the three-year period the executive is entitled to payment of deferred compensation (to the extent not paid upon the change of control). Upon any termination of employment during that three-year period, the executive is entitled to salary and accrued vacation pay through the termination date and reimbursement of business expenses incurred prior to termination.

Special Payments Relating to a Change in Control.  The Agreements provide that the Company will pay an amount necessary to reimburse each employee, on an after-tax basis, for any excise tax due under Section 4999 of the Code as a result of such payment being treated as a “parachute payment” under Section 280G of the Code. The Company will also reimburse the executive’s legal fees and related costs incurred to obtain benefits under the Agreements as long as the executive had a reasonable basis for the action or was acting in good faith. The Company must maintain a letter of credit and escrow in force to secure this obligation for legal fee reimbursement.

Applicable Restrictive Covenants.  In exchange for the above benefits, the Agreements impose certain obligations on the executive that apply during employment (before or after a change of control) and after any termination of employment, including terminations of employment before any change of control happens, and regardless of the reason for termination of employment. These are an obligation to maintain the confidentiality of Company confidential information, not to engage directly or indirectly in competition with the Company, and not to solicit employees, customers, vendors and suppliers away from the Company or otherwise interfere with the Company’s customer, vendor and supplier relationships. A competitive business is defined to be any construction and engineering business specializing in the engineering and design, materials procurement, fabrication, erection, repair and modification of steel tanks and other steel plate structures and associated systems and any branch, office or operation thereof, which is a direct and material competitor of the Company wherever in the world the Company does business. The executive agrees that these covenants may be specifically enforced against him by injunction.

Tabular Disclosures of Potential Benefits Paid or Provided Upon Change in Control.  The following tables tally the benefits that would be paid or provided for each of the named executive officers if a change of control and a simultaneous without cause or good reason termination, a voluntary resignation without good reason, or a termination for cause, occurred on the last business day of 2009, applying the closing price of Company stock on that day (which was $20.22 per share). (Benefits upon death or disability are omitted because they would be the same as under the Company’s broad-based plans as discussed above.) A voluntary resignation without good reason on that date by Messrs. Asherman and Blum would qualify as a “retirement” entitling those officers to incentive compensation, equity vesting and eligibility for the Company’s retiree medical benefit program, without regard to the change of control severance agreements. In addition, whether or not the termination is a retirement, Messrs. Asherman and Blum would be fully vested in their benefits under the 401(k) Plan and the Excess Plan. A voluntary resignation without good reason on that date by Messrs. Ballschmiede and Redmon would not qualify as a “retirement” and neither of Messrs. Ballschmiede or Redmon would be fully vested in their benefits under the 401(k) Plan or the Excess Plan or be eligible for retiree medical benefits. Mr. Petterson, who joined the Company on February 9, 2009, did not have a change of control severance agreement in effect on the last business day of 2009 and would not have been vested in any equity awards or eligible for retirement upon a voluntary resignation on that date. Accordingly, no benefit table is included for Mr. Petterson.

The table assumes that upon a termination for cause, the O&C Committee would exercise its discretion to reduce any incentive compensation otherwise payable to zero even if the executive would otherwise qualify for

“retirement” under the Incentive Compensation Program, and that no change of control benefits would be payable. (Accordingly, benefits on termination would consist only of unpaid salary through the date of termination and other accrued vested benefits. For this reason, benefits upon termination for cause are omitted from the tables.) For purposes of the Section 4999 gross-up, the amount in the table is based on the assumptions of an excise tax rate of 20%, a marginal federal income tax rate of 35.0%, a 1.45% Medicare tax rate and state income tax rate applicable to the named executive officer, and the assumptions that no amounts will be attributed to reasonable compensation before or after the change of control and that no value will be attributed to the executive’s non-competition covenant. The value of health plan benefits is based upon and assumes that the executive will continue paying applicable employee (or retiree) premiums for coverage for the maximum period permitted by the Agreement. The table also assumes that the executive will not incur legal fees or related costs in enforcing the Agreement.

CHANGE OF CONTROL BENEFITS — PHILIP K. ASHERMAN

Benefits and Payments		Good Reason
Upon Change of Control	Voluntary	or Without Cause
and Simultaneous Termination	Termination	Termination

Incentive compensation	$1,806,860	$1,806,860
Equity award vesting
Options	$2,357,147	$2,357,147
Restricted Stock	$5,777,198	$5,777,198
Performance Shares	$7,604,782	$7,604,782
Deferred Compensation	$489,904	$489,904
Severance payment	$—	$8,285,580
Payment of 401(k) forfeiture	$—	$—
Outplacement	$—	$191,000
Benefit plan continuation
Medical (including dental and vision)	$186,384	$229,208
Disability	$—	$2,352
Life insurance	$—	$1,115
Excise tax gross-up	$—	$6,020,420

CHANGE OF CONTROL BENEFITS — RONALD A. BALLSCHMIEDE

Benefits and Payments		Good Reason
Upon Change of Control	Voluntary	or Without Cause
and Simultaneous Termination	Termination	Termination

Incentive compensation	$—	$764,368
Equity award vesting
Options	$—	$952,925
Restricted Stock	$—	$1,688,673
Performance Shares	$—	$1,437,359
Deferred Compensation	$126,488	$126,488
Severance payment	$—	$3,808,104
Payment of 401(k) forfeiture	$—	$9,123
Outplacement	$—	$101,000
Benefit plan continuation
Medical (including dental and vision)	$—	$238,890
Disability	$—	$2,352
Life insurance	$—	$1,115
Excise tax gross-up	$—	$2,548,279

CHANGE OF CONTROL BENEFITS — JOHN W. REDMON

Benefits and Payments		Good Reason
Upon Change of Control	Voluntary	or Without Cause
and Simultaneous Termination	Termination	Termination

Incentive compensation	$—	$567,840
Equity award vesting
Options	$—	$967,199
Restricted Stock	$—	$1,328,474
Performance Shares	$—	$1,206,447
Deferred Compensation	$94,624	$94,624
Severance payment	$—	$3,341,520
Payment of 401(k) forfeiture	$—	7,812
Outplacement	$—	$109,200
Benefit plan continuation
Medical (including dental and vision)	$—	$117,832
Disability	$—	$2,352
Life insurance	$—	$1,115
Excise tax gross-up	$—	$2,208,558

CHANGE OF CONTROL BENEFITS — RONALD E. BLUM

Benefits and Payments		Good Reason
Upon Change of Control	Voluntary	or Without Cause
and Simultaneous Termination	Termination	Termination

Incentive compensation	$429,975	$429,975
Equity award vesting
Options	$736,720	$736,720
Restricted Stock	$1,209,945	$1,209,945
Performance Shares	$1,120,350	$1,120,350
Deferred Compensation	$129,911	$129,911
Severance payment	$—	$2,707,425
Payment of 401(k) forfeiture	$—	$—
Outplacement	$—	$94,500
Benefit plan continuation
Medical (including dental and vision)	$99,847	$130,035
Disability	$—	$2,352
Life insurance	$—	$1,115
Excise tax gross-up	$—	$1,504,268

DIRECTOR COMPENSATION

	Fees
	Earned or	Stock	Option	All Other
	Paid in	Awards	Awards	Compensation	Total
Name (1)	Cash ($)	($)(2)	($)(3)	($)(4)	($)
(a)	(b)	(c)	(d)	(g)	(h)

Jerry H. Ballengee(5)	$141,000	$49,676	$—	$—	$190,676
L. Richard Flury(6)	$58,000	$49,676	$—	$927	$108,603
J. Charles Jennett	$53,000	$49,676	$—	$—	$102,676
W. Craig Kissel	$33,000	$49,676	$—	$463	$83,139
Gary L. Neale(7)	$45,500	$49,676	$—	$647	$95,823
Larry D. McVay	$48,000	$49,676	$—	$676	$98,352
Michael L. Underwood	$61,000	$49,676	$—	$—	$110,676
Marsha C. Williams	$49,500	$49,676	$—	$—	$99,176

(1)	Philip K. Asherman, President and Chief Executive Officer, is not included in this table as he is our employee and receives no compensation for his services as Supervisory Director. The compensation received by Mr. Asherman as our employee is shown in the Summary Compensation Table on page 27.

(2)	Reflects the grant date fair market value computed in accordance with FASB ASC Topic 718. The number of stock awards outstanding at the end of the last completed year for each Supervisory Director is 4,400. The stock awards were granted in May 2009.

(3)	The number of option awards outstanding at the end of the last completed year for each Supervisory Director was 24,000, except for Mr. Flury, 8,000. Mr. Neale, Mr. McVay, Mr. Underwood and Mr. Kissel had no option awards outstanding.

(4)	All other compensation includes dividends (if any) on stock awards, the 15% discount on shares purchased (described below) and above market interest on deferred compensation.

(5)	Mr. Ballengee receives 50% of his fees earned in cash and 50% in Company stock issued immediately.

(6)	Mr. Flury receives 50% of his fees earned in cash, and as described below defers until 2017 42% of fees in deferred Company stock and 8% of fees to purchase Company stock.

(7)	Mr. Neale receives 50% of his fees earned in cash, and as described below defers until one year after retirement 42% of fees in cash and 8% to purchase Company stock.

Members of the Supervisory Board received in 2009 as compensation for their services as Supervisory directors an annual retainer of $30,000, except the non-executive Chairman of the Supervisory Board who received an annual retainer of $120,000, paid in quarterly installments, $1,500 for attendance at each Supervisory Board meeting and a grant of 4,400 units or shares of restricted stock which vest after one year. Members of the Supervisory Board who chair a Supervisory Board committee receive an additional annual retainer of $5,000, except the chairman of the Audit Committee who received an annual retainer of $10,000. Those who serve on Supervisory Board committees received $1,000 for each committee meeting attended. Members of the Supervisory Board may elect to receive their compensation in common shares and may elect to defer their compensation in the form of cash or stock. Fees deferred in the form of cash are credited with interest at the rate of prime plus 1%, updated quarterly based on the prime rate for the first business day of each calendar quarter as published in the Wall Street Journal. For fees deferred in the form of stock, the number of shares of our stock is determined by dividing the fees earned by the closing price per share of our stock on the New York Stock Exchange on the first trading day preceding the respective Supervisory Board meeting and such shares earn dividends at the regular rate and are converted into additional shares based on the closing price per share of our stock on the New York Stock Exchange on the dividend payment date. In addition, a member of the Supervisory Board may direct that up to 8% of his or her director’s fees be applied to purchase shares at 85% of the closing price per share on the New York Stock Exchange on the first trading day following the end of each calendar quarter. Shares are issued either at the time of purchase or at a specified future date. Members of the Supervisory Board who are full-time employees of the Company receive no compensation for serving as members of the Supervisory Board.

In 2005, we adopted stock ownership guidelines for our Supervisory Directors. They are that each Supervisory Director own shares in our stock equal to at least five times the annual retainer. There is a five-year period for our Supervisory Directors to meet these stock ownership targets.

RISK ANALYSIS

The O&C Committee has considered the Company’s executive compensation structure to identify any design elements that might encourage excessive risk taking; and taking into account the comments of Meridian in their review requested by the O&C Committee, does not believe the Company’s compensation practices present risks that are reasonably likely to have a material adverse effect on the Company.

The Company’s overall philosophy, peer group selection process, and positioning are consistent with typical market practices. The mix of corporate and individual objectives to measure performance, coupled with the O&C Committee’s discretion to reduce any annual cash incentive awards otherwise determined by the corporate objectives, should mitigate excessive risk taking by tying payout to multiple elements. The use of both performance shares and restricted stock to provide long-term incentives similarly mitigates the risk of any one vehicle creating undue incentive to take on excessive risk. The Company emphasizes earnings per share as a performance measure, which is consistent with shareholder value creation.

In addition, the Company has share holding requirements for executive officers, and the O&C Committee has established a clawback policy that allows it to recover both cash compensation and performance-based equity awards negatively affected by fraud or misconduct resulting in a material restatement of the Company’s financial statements. The O&C Committee will continue to monitor the Company’s compensation structure from the point of view of not encouraging risks inconsistent with the interests of our shareholders.

ITEM 2	ELECTION OF MEMBER OF MANAGEMENT BOARD

The management of the Company is entrusted to the Management Board. Our Articles of Association provide that the Supervisory Board shall determine the number of members of the Management Board. The Supervisory Board has determined that the number of members of the Management Board shall be one. As permitted under Dutch law and our Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Management Board, with the candidate receiving the greater number of votes being elected. The binding nature of the Supervisory Board’s nomination may be overridden by a vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. In that case, shareholders would be free to cast their votes for persons other than those nominated below.

With the exception of a brief period during the year 2006, Chicago Bridge & Iron Company B.V., our indirect wholly owned subsidiary, has since our incorporation served as the sole member of our Management Board. At our 2006 annual meeting of shareholders, Chicago Bridge & Iron Company B.V. was re-elected as the sole member of our Management Board for a four-year term ending on the date of our 2010 annual meeting.

The current Managing Directors of Chicago Bridge & Iron Company B.V. are Philip K. Asherman, Ronald A. Ballschmiede, and Travis L. Stricker.

Philip K. Asherman, 59, has been President and Chief Executive Officer of CB&I since 2006 and a Managing Director since 2004. He joined CB&I in 2001 as a senior executive and was promoted to Executive Vice President that same year, reporting directly to the Chairman and CEO. Mr. Asherman has more than 30 years experience in the engineering and construction industry.

Ronald A. Ballschmiede, 54, has served as Executive Vice President and Chief Financial Officer since 2006. Prior to joining CB&I, he was a partner with Deloitte & Touche LLP since 2002. Previously, he worked for another large accounting firm, where he led the financial statements audits for a number of major manufacturing and construction companies.

Travis L. Stricker, 39, has served as Vice President Finance since August 2008. Previously he served as Corporate Controller and Chief Accounting Officer since June 2006. He joined CB&I in 2001 and served as

Assistant Controller. Prior to that time he held senior finance positions with PDM and had public accounting experience with PricewaterhouseCoopers.

For the sole position on the Management Board, the Supervisory Board has nominated Chicago Bridge & Iron Company B.V. or Lealand Finance Company B.V., both of which are our direct or indirect wholly owned subsidiaries. The Supervisory Board recommends that shareholders vote in favor of the reelection of Chicago Bridge & Iron Company B.V. as the sole member of our Management Board.

As provided in the Dutch Corporate Governance Code the person or entity elected to serve as the sole member of our Management Board will serve for a four-year term ending on the date of our annual shareholders meeting in the year 2014. At the Annual Meeting in 2005, the shareholders adopted the Management Board compensation policy, which is to pay no compensation to the sole member of the Management Board.

THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF CHICAGO BRIDGE & IRON COMPANY B.V. TO THE SOLE POSITION ON THE MANAGEMENT BOARD.

ITEM 3	ADOPTION OF ANNUAL ACCOUNTS FOR 2009

At the Annual Meeting, you will be asked to authorize the preparation of our Dutch statutory annual accounts and annual report of our Management Board in the English language and to adopt our Dutch statutory annual accounts for the year ended December 31, 2009 (the “Annual Accounts”), as required under Dutch law and our Articles of Association.

Our Annual Accounts are prepared in accordance with Dutch generally accepted accounting principles (“Dutch GAAP”) and Dutch law. The Annual Accounts contain certain disclosures not required under generally accepted accounting principles in the United States (“US GAAP”). Dutch GAAP generally requires us to amortize goodwill and indefinite lived intangible assets, which is not required under US GAAP. In addition, the Management Report required by Dutch law, similar to the Management’s Discussion and Analysis of Results of Operations and Financial Condition included in the 2009 Annual Report to Shareholders (“Annual Report”), also contains information included in our Annual Report on Form 10-K and other information required by Dutch law. A copy of the Annual Accounts can be accessed through our website, www.cbi.com, and may be obtained free of charge by request to our principal executive offices at Oostduinlaan 75, 2596 JJ The Hague, The Netherlands and at our administrative offices c/o CB&I, 2103 Research Forest Drive, The Woodlands, TX 77380-2624 Attn: Investor Relations.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt our Annual Accounts and to authorize the preparation of our Dutch statutory annual accounts and annual report in the English language.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF OUR ANNUAL ACCOUNTS AND THE AUTHORIZATION OF THE PREPARATION OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS AND ANNUAL REPORT IN THE ENGLISH LANGUAGE.

ITEM 4	DISCHARGE OF SOLE MEMBER OF THE MANAGEMENT BOARD

Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Management Board from liability in respect of the exercise of their management duties during the financial year concerned. During 2009, the sole member of the Management Board was Chicago Bridge & Iron Company B.V., our indirect wholly owned subsidiary. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

It is proposed that the shareholders resolve to discharge the sole member of the Management Board from liability in respect of the exercise of its management duties during 2009.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Management Board.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DISCHARGE OF THE SOLE MEMBER OF THE MANAGEMENT BOARD FROM LIABILITY FOR 2009.

ITEM 5	DISCHARGE OF MEMBERS OF THE SUPERVISORY BOARD

Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during the financial year concerned. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

It is proposed that the shareholders resolve to discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during 2009.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Supervisory Board.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DISCHARGE OF THE MEMBERS OF THE SUPERVISORY BOARD FROM LIABILITY FOR 2009.

ITEM 6	EXTENSION OF AUTHORITY OF MANAGEMENT BOARD TO REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL NOVEMBER 6, 2011

Under Dutch law and our Articles of Association, the Management Board may, with the prior approval of the Supervisory Board, and subject to certain Dutch statutory provisions, be authorized to repurchase issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase our shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on a rolling basis. At the 2009 annual meeting, you authorized the Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital in open market purchases, through privately negotiated transactions, or by means of self-tender offer or offers, at prices ranging up to 110% of the market price at the time of the transaction. Since the 2009 annual meeting and as of March 17, 2010, we had repurchased 0 shares under this authority. Such authority currently expires November 7, 2010.

The Management Board believes that we would benefit by extending the authority of the Management Board, acting with the approval of our Supervisory Board, to repurchase our shares. For example, to the extent the Management Board believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may represent an attractive investment for us. Such shares could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by the Management Board, with the prior approval of the Supervisory Board, in light of prevailing market conditions, our available resources and other factors that cannot now be predicted. The number of shares held by us, or our subsidiaries, may generally never exceed 10% of the total number of our issued and outstanding shares.

In order to provide us with sufficient flexibility, the Management Board proposes that the general meeting of shareholders grant authority for the repurchase of up to 10% of our issued share capital (or, based on the number of shares currently outstanding, approximately ten million shares) on the open market, or through privately negotiated repurchases or in self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction. Such authority would extend for 18 months from the date of the Annual Meeting until November 6, 2011.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal to extend until November 6, 2011 authorization of the Management Board, acting with the approval of our Supervisory Board, to repurchase up to 10% of our issued share capital on the open market, or through privately negotiated repurchases or self-tender offers, at prices ranging up to 110% of the market price at the time of the transaction.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO GRANT EXTENDED AUTHORITY TO THE MANAGEMENT BOARD TO REPURCHASE SHARES.

ITEM 7	APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Supervisory Board has recommended that Ernst & Young LLP (“E&Y”) be appointed as our independent registered public accounting firm for the year ending December 31, 2010. E&Y has acted as our independent registered public accounting firm since 2005. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint E&Y as our independent registered public accounting firm who will audit our accounts for the year ending December 31, 2010.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

ITEM 8	APPROVAL OF THE AMENDED AND RESTATED CHICAGO BRIDGE & IRON INCENTIVE COMPENSATION PROGRAM

The Company adopted the Chicago Bridge & Iron Company Incentive Compensation Program (“Incentive Program”) in 1999. It was approved at our 1999 annual general meeting of shareholders, and an amended and restated Incentive Program was approved at our 2005 annual general meeting of shareholders. The Company has again amended and restated the Incentive Program, subject to the approval of our shareholders. The amended and restated Incentive Program includes the addition of certain performance criteria as described below.

Reasons for Seeking Shareholder Approval

Approval of the amended and restated Incentive Program including its performance criteria is necessary to permit the compensation expense recognized by the Company upon its payment of cash incentive awards to certain of its executive officers to qualify as “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code.

Under Section 162(m), the Company cannot claim a federal income tax deduction for compensation paid to its chief executive officer or any of its three other most highly compensated executive officers other than the chief financial officer, in excess of $1,000,000 in any year, unless the compensation qualifies as shareholder-approved “performance-based” compensation. Compensation attributable to cash incentive awards is eligible to be considered as performance-based compensation for purposes of Section 162(m). Where, however, as under the Incentive Program, the Committee has authority to change the performance measures after shareholder approval of the performance goals, the material terms of the performance goals must be disclosed and reapproved by shareholders no later than the first shareholder meeting that occurs the fifth year following the year in which shareholders previously approved the performance goals. Cash incentive awards paid pursuant to the amended and restated Incentive Program will not satisfy the requirements of Section 162(m) unless our shareholders approve the amended and restated Incentive Program.

If shareholders do not approve the amended and restated Incentive Program, the Incentive Program as previously approved will continue in effect; but cash incentive awards payable under the Incentive Program will not qualify as “performance-based” under Section 162(m).

Summary of the Amended Incentive Program

The principal provisions of the amended and restated Incentive Program are summarized below. This summary is not a complete description of the amended and restated Incentive Program and is qualified by the full text of the amended and restated Incentive Program, a copy of which is attached as Annex A to this proxy statement.

Purpose.  The Incentive Program provides contingent cash compensation to key employees. It is intended to optimize the profitability and growth of the Company through incentives which are consistent with the Company’s goals and aligned with shareholder interests; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

Administration.  The Amended Incentive Program is administered by the Organization and Compensation Committee (the “Committee”) of the Supervisory Board. The Committee establishes performance goals and determines the attainment of performance goals. In the case of the Chief Executive Officer, and any other individual who reports to the Chief Executive Officer - the group most likely to contain named executive officers whose awards are subject to Section 162(m) — called “Covered Executives,” the Committee directly selects the performance criteria, determines the performance goals, and sets the percentage that may be paid as incentive compensation for minimum, target and maximum achievement of performance goals. The Committee may delegate to the management of the Company these responsibilities with respect to participants who are not Covered Executives.

Eligibility.  Employees of the Company who are key managers or other key employees are eligible to be selected as participants. The Committee selects the Covered Executives that may be participants. Management with the approval of the Committee will determine the other participants. The Company anticipates that approximately 300 to 400 employees will be eligible to participate in the amended and restated Incentive Program. To be eligible for a full cash incentive award, a Participant must be employed for the full calendar year. In certain circumstances, participants employed for less than a full calendar year may receive a prorated cash incentive award. Any cash incentive award otherwise payable under the Incentive Program can be reduced or eliminated for any reason at any time before payment.

Incentive Compensation Opportunity.  Incentive compensation is determined over each fiscal year of the Company. The incentive compensation opportunity for each participant depends on the performance criteria to be used, the relative weighting of such criteria, and the percentage that may be paid as incentive compensation for achievement of minimum, target and maximum accomplishment of the performance goals for each of the applicable performance criteria. Alternative or different criteria, weightings or goals may be used for different participants or groups of participants.

In any year, the Committee may select any one or more of the following performance criteria for Covered Executives: operating income, earnings (before or after any of interest, taxes, noncontrolling interest, depreciation and amortization), return on net assets, return on capital, return on investment, revenues, earnings per share (either including or excluding special charges, as reported to shareholders), total shareholder return, return on equity, total business return, return on invested capital, operating cash flow, free cash flow, economic value added, new awards, contract backlog, ethics (which may be measured by unresolved exceptions), strategic goals, environmental protection, cost reduction and safety (which may be measured by industry safety statistics). The Committee may select other performance criteria for other participants. The Committee may use any one or any fixed combination of the performance criteria and set performance goals as target levels or target growth rates of any of those performance measures.

Performance criteria and performance goals for Covered Executives must be objective, such that an objective third party having knowledge of the relevant facts could determine whether the performance goals are met and calculate the cash incentive award availability for any such Covered Executive.

Adjustment of Performance Goals.  The Committee may adjust any performance goal to reflect or offset a change in accounting standards, a significant acquisition or divestiture, a significant capital transaction, or any other unusual, nonrecurring item that is separately disclosed in the Company’s financial statements and is attributable to an event occurring after such performance goals were established.

How Incentives are Determined.  The Committee assigns each participant an incentive compensation target amount for achievement of the target goals based on the individual’s position and job level. The Committee also sets thresholds, generally minimum, target and maximum performance levels, to measure achievement of the performance goals. If actual performance is below the minimum level, no cash incentive award is payable with respect to that performance criterion; though a cash incentive award may be payable depending on the achievement of other performance criteria contributing to the cash incentive award. If performance is at or above the maximum level, a maximum cash incentive award may be payable.

Incentive Timing.  The Committee establishes the performance criteria, performance goals, relative weighting, target incentive amounts and payout percentages within the first 90 days of each year. Prior to payment of the cash incentive award and within the first 90 days of the year following the fiscal year, the Committee must certify the extent to which the performance goal or goals were achieved for the fiscal year.

Negative Discretion.  Cash incentive awards for Covered Executives are determined on the basis of the pre-established objective performance goals. However, the Committee may in its discretion reduce (but not increase) any cash incentive award that would otherwise be payable under the Incentive Program to any Covered Executive.

Incentive Compensation Pool.  The cash incentive award availability for participants, or for any group of participants as designated by the Committee, constitutes an incentive compensation pool. The Committee may adjust the bonus pool upwards or downwards based on business unit performance, individual performance, or other factors as the Committee determines. Before payment of any cash incentive award and within the first 90 days of the year following the incentive year, the Committee approves the aggregate amount of each bonus pool.

Individual Awards.  The Committee may adjust the cash incentive award opportunity of any participant or group of participants in any pool upward or downward based on business unit performance or individual performance or other factors as the Committee determines are appropriate. Individual performance is determined in conjunction with the individual’s manager and business unit head applying individual performance criteria approved by the Committee.

Maximum Award and Payment.  The maximum cash incentive award for any participant (whether or not a Covered Executive) for any fiscal year cannot exceed $5 million. Cash incentive awards will normally be paid in cash as soon as practicable after their determination and approval by the Committee, and in all events by the 15th day of the third month following the end of the Company’s fiscal year.

Clawback.  If any of the Company’s financial statements must be restated as a result of misconduct or fraud, the Company at the direction of the Committee may recover all or any portion of the cash award paid on the basis of such financial statements.

Effective Date.  The amended and restated Incentive Program will become effective beginning with the Company’s fiscal year 2010 if the amended and restated Incentive Program is approved by the Company’s shareholders. The Amended Incentive Program does not have any termination date.

Other Features.  The Incentive Program is unfunded. Rights of a participant are not generally transferable. Features of the Incentive Program as applied to participants employed outside the United States may be varied to conform to local law and practice.

Amendments.  The Committee may, without further action by the shareholders, amend the Incentive Program from time to time in any manner the Committee deems desirable. However, no such amendment may enlarge the class of employees who may be participants in the Incentive Program, add to the permitted performance measures for Covered Executives, or increase the maximum incentive compensation bonus payable under the Incentive Program beyond $5 million, without the consent of shareholders.

New Plan Benefits

Awards under the amended and restated Incentive Program are determined based on actual future performance, so the Company cannot determine what benefits, if any, would be paid to any executive officer in 2010 or future years. However, the following amounts were received by or allocated to each of the following for the last completed fiscal year under the Incentive Program as in effect prior to the amendment and restatement of the Incentive

Program, and would not have been materially different if the amended and restated Incentive Program had been in effect in such fiscal year:

Name and Position	Dollar Value ($)

Philip K. Asherman, President and Chief Executive Officer	1,806,860
Ronald A. Ballschmiede, Executive Vice President and Chief Financial Officer	764,368
John W. Redmon, President — CB&I Lummus	567,840
Ronald E. Blum, President — CB&I Steel Plate Structures	429,975
Lasse Petterson, Executive Vice President and Chief Operating Officer	936,540
Executive Group (9 in number)	6,319,302
Non-Executive Director Group	0
Non-Executive Officer Employee Group	17,064,891

Tax Aspects of the Amended Incentive Program

The following summarizes the U.S. federal tax consequences generally arising under present law with respect to cash incentive compensation awards granted under the amended and restated Incentive Program. In general the participant will recognize ordinary income upon receipt of the cash award payment in the amount of the cash award payment. Cash awards are paid within 2 1/2 months after the close of the taxable year to which they apply, and are not expected to be subject to the additional taxes of Section 409A of the Code. The Company will be entitled to a deduction for the same amount, if and to the extent the cash award payments satisfy the requirements of Section 162(m) of the Code and the general requirements for deductibility.

The affirmative vote of a majority of the votes cast at the meeting is required to approve the amended and restated Incentive Compensation Program.

THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED INCENTIVE PROGRAM.

ITEM 9	EXTENSION OF AUTHORITY OF SUPERVISORY BOARD TO ISSUE SHARES, TO GRANT THE RIGHT TO ACQUIRE SHARES AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 6, 2015

At the Annual Meeting, you will be asked to resolve on a further extension of the designation of the Supervisory Board to issue shares and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude preemptive rights in respect of the issuance of shares or the grant of the right to acquire shares, for a five-year period from the date of the Annual Meeting until May 6, 2015. Under the laws of the Netherlands and our Articles of Association, shareholders have a pro rata preemptive right to subscribe for any shares issued for cash unless such right is limited or excluded. Shareholders have no preemptive right with respect to any shares issued for consideration other than cash or pursuant to certain employee share plans. Shareholders also have a pro rata preemptive right to participate in any grant of the right to acquire shares for cash, other than certain grants under employee share plans.

If designated for this purpose at the Annual Meeting, the Supervisory Board will have the power to issue and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the right to acquire shares. Such a designation may be effective for up to five years and may be renewed on an annual rolling basis. At the 2008 annual meeting, the shareholders designated the Supervisory Board for a five-year period to issue shares and/or grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights with respect to the issuance of shares or the grant of the right to acquire shares. This five-year period will expire on May 7, 2014.

If this proposal is approved by shareholders, the Supervisory Board will have the authority to issue shares at such price (but not less than par value), and upon such terms and conditions, as the Supervisory Board in its discretion deems appropriate, based on the Supervisory Board’s determination of what is in the best interests of the Company at the time shares are issued or the right to acquire shares is granted. The Supervisory Board will also, if this proposal is approved by shareholders, have the authority to exclude pre-emptive rights with respect to any issuance of shares or grant of the right to acquire shares, in the event that the Supervisory Board in its discretion believes that exclusion of pre-emptive rights with respect to any issuance of shares, or grant of the right to acquire shares, is in the best interests of the Company.

The authority of the Supervisory Board to issue shares would be subject to compliance with the applicable rules of the New York Stock Exchange.

The affirmative vote of a majority of the votes cast at the Annual Meeting, or the affirmative vote of two-thirds of the votes cast if less than 50% of the issued capital is represented at the meeting, is required to extend the authorization of the Supervisory Board to issue and/or to grant rights to acquire shares (including options to subscribe for shares) and to limit or exclude preemptive rights for a five-year period from the date of the Annual Meeting until May 6, 2015.

THE SUPERVISORY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DESIGNATION OF THE SUPERVISORY BOARD TO ISSUE AND/OR GRANT RIGHTS TO ACQUIRE SHARES (INCLUDING OPTIONS TO SUBSCRIBE FOR SHARES) AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 6, 2015.

ITEM 10	APPROVAL OF COMPENSATION OF THE MEMBERS OF THE SUPERVISORY BOARD

Under our Articles of Association, the shareholders determine the compensation of Supervisory Directors for service in their capacities as Supervisory Directors, including changes to their compensation. As previously approved by shareholders, Supervisory Directors who are not employees receive an annual retainer of $30,000, except for the non-executive Chairman of the Supervisory Board, who receives a retainer of $90,000; a meeting attendance fee of $1,500; and an annual grant of 4,400 units of shares of restricted stock. Committee chairmen receive an annual retainer of $5,000, except the chairman of the Audit Committee who receives an annual retainer of $10,000, and committee members receive a meeting attendance fee of $1,000. The Supervisory Director fees are more fully described under the caption “Compensation of Directors”.

We propose to change the compensation of the Supervisory Directors as follows: 1) Supervisory Directors who are not employees will receive an annual retainer of $50,000, except for the non-executive Chairman of the Supervisory Board, who will receive a retainer of $120,000; 2) each Supervisory Director would receive an annual equity retainer in the amount of $125,000 to be paid in restricted stock, priced as of the close of the market on the day the grant is made and which shall vest on the one year anniversary of the date of the grant; 3) each Supervisory Director will be entitled to receive a meeting attendance fee of $1,500 for each board meeting attended. Committee chairmen will receive an annual retainer as follows: Audit Committee Chairman, $15,000; Organization & Compensation Chairman, $15,000; Nominating Committee Chairman, $10,000 Corporate Governance Committee Chairman, $10,000; and Strategic Initiatives Committee Chairman, $5,000. Committee members will receive a meeting attendance fee of $1,000 for each committee meeting attended.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal to establish the compensation of the members of the Supervisory Board.

THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO INCREASE THE COMPENSATION OF THE SUPERVISORY BOARD DIRECTORS AS SET FORTH ABOVE.

ITEM 11	DISCUSSION OF DIVIDEND POLICY

Under the Dutch Corporate Governance Code, we are required to provide shareholders with an opportunity at our Annual Meeting to discuss our dividend policy and any major changes in that policy. Shareholders will not be entitled to adopt a binding resolution determining our future dividend policy.

Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, may determine that an amount shall be reserved out of our annual profits. The portion of our annual profits that remains after such reservation is at the disposal of the general meeting of shareholders. Out of our share premium reserve and other reserves available for shareholder distributions under the laws of the Netherlands, the general meeting of shareholders may declare distributions upon the proposal of the Management Board (after approval by the Supervisory Board). We may not pay dividends if the payment would reduce shareholders’ equity below the aggregate nominal value of our common shares outstanding, plus the reserves required to be maintained pursuant to Dutch law or our Articles of Association. The Management Board, with the approval of the Supervisory Board may in any year distribute one or more interim dividends in anticipation of the final dividend for that year.

As a result of current global economic turmoil, our Management Board and our Supervisory Board have taken several proactive measures intended to preserve and enhance the Company’s financial flexibility. In addition to planned cost reductions and lower capital expenditures, we suspended the quarterly dividend effective in the first fiscal quarter of 2009. Our Management Board and Supervisory Board will periodically evaluate dividends in the future based upon general business conditions, legal and contractual restrictions on the payment of dividends and other factors.

SHAREHOLDER PROPOSALS

Any proposal of a shareholder intended to be presented at the 2011 Annual Meeting of Shareholders must be received at our principal executive offices no later than November 27, 2010 if the proposal is to be considered for inclusion in our proxy statement relating to such meeting, without prejudice to the shareholders’ rights to cause a general meeting of shareholders to be convened under article 34.2 of our Articles of Association and without prejudice to shareholders’ rights under Dutch law to cause certain items to be placed on the agenda for Annual Meetings. Proposals from shareholders for next year’s annual meeting received at our principal executive offices after February 10, 2011 will be considered untimely. With respect to such proposals, we will vote all shares for which the Company has received proxies in the interest of the Company as determined in the sole discretion of its proxies.

By Order of the Board of Supervisory Directors

/s/  Jerry H. Ballengee
Non-Executive Chairman of the Board of Supervisory Directors

The Hague, The Netherlands
March 24, 2010

ANNEX A

CHICAGO BRIDGE & IRON COMPANY
INCENTIVE COMPENSATION PROGRAM

1.	OVERVIEW

This Incentive Compensation Program (the “Incentive Program”) is designed to provide key managers and other key employees of Chicago Bridge & Iron Company N.V. and its affiliates (the “Company”) with incentive compensation based on the achievement of specific Company-wide, business unit and individual financial and business performance goals.

The Program is intended to optimize the profitability and growth of the Company through incentives which are consistent with the Company’s goals, to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. The Incentive Program’s performance goals are set in accordance with these objectives.

Achieving those goals is intended to increase the Company’s overall competitiveness within the industry and create increased value for shareholders. The Incentive Program provides a method of encouraging and rewarding the necessary contributions and leadership behaviors to achieve those goals.

Subject to the terms of this Incentive Program as specified below, the incentive compensation opportunity of an eligible Participant will generally be a target percentage of the Participant’s base salary based on the Participant’s position and responsibilities. Actual incentive compensation will be above or below the target amount depending on the extent to which applicable performance goals are achieved.

The Incentive Program is intended to permit the payment of incentive compensation to Covered Executives (as defined below) that will meet the requirements of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

2.	ADMINISTRATION

The Incentive Program is administered by the Organization and Compensation Committee (the “Committee”) of the Supervisory Board of Chicago Bridge & Iron Company N.V. The Committee in its discretion construes and interprets the Incentive Program and determines all questions arising under the Incentive Program. The Committee establishes in its discretion the performance goals and determines the attainment of performance goal targets under the Incentive Program.

For the Chief Executive Officer, any Participant who directly reports to the Chief Executive Officer, and any other individual for whom the Committee in its discretion determines to exercise such authority directly (the “Covered Executives”) in any fiscal year of the Company for which incentive compensation is payable, the Committee in its discretion also directly selects the performance criteria, determines the performance goals, specifies the percentage of base salary that may be paid as incentive compensation for minimum, target and maximum achievement of performance goals, and determines whether and to what extent incentive compensation otherwise payable under the Incentive Program shall be reduced.

The Committee may in its discretion delegate other administrative responsibilities under the Incentive Program to the management of the Company. Management of the Company shall make such recommendations to the Committee as the Committee may deem necessary or appropriate for the administration of this Incentive Program.

Any rule or decision by the Committee or its delegate(s) that is not manifestly inconsistent with the provisions of this Plan shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.

3.	ELIGIBILITY

Employees of the Company and its affiliates who are key managers or other key employees of the Company are eligible to be selected to become participants (“Participants”) in the Incentive Program. The Committee in its discretion will directly select the Covered Executives who may be Participants. Company management with the approval of the Committee in its discretion will select other eligible employees to become Participants. Selection as a Participant for any fiscal year shall not entitle the individual to be a Participant for any later fiscal year unless he or she is again selected to be a Participant in such later fiscal year.

A Participant hired or promoted during a fiscal year will typically have a prorated target incentive compensation opportunity based on the number of weeks worked from the date of hire or promotion to the end of the year. A Participant whose employment terminates before the last day of the fiscal year by reason of a reduction-in-force program, death, disability or retirement, and whose employment terminates on or after April 1 of the fiscal year, may have a prorated target incentive compensation opportunity based on the number of weeks worked from the beginning of the year to the date of termination. A Participant whose employment terminates during the fiscal year under circumstances not described in the preceding sentence will not be entitled to incentive compensation for such fiscal year.

As a condition to receipt of incentive compensation a Participant must keep his or her incentive compensation eligibility strictly confidential. A Participant may not discuss his or her incentive compensation with any individual other than (i) the Vice President of Corporate Human Resources, Human Resources staff administering the program, or superiors in the Participant’s chain of command, (ii) a Participant’s spouse, attorney or accountant who undertake not to further disclose the Participant’s incentive compensation information, or (iii) in a disclosure required by law.

Notwithstanding anything in this Incentive Program to the contrary, no Participant shall have any vested right to incentive compensation. The Committee in its sole discretion may reduce or cancel any Participant’s incentive compensation for any reason or no reason at any time prior to actual payment.

4.	INCENTIVE COMPENSATION OPPORTUNITY

Incentive compensation will be determined for each year over a performance period that is the fiscal year of the Company. Within the first 90 days of each fiscal year the Committee will determine in writing the performance criteria to be used (and the relative weighting of each performance criterion to each Participant’s incentive compensation opportunity if more than one performance criterion is selected), the specific performance goals for minimum, target and maximum achievement of the performance criteria, and the percentage at which incentive compensation may be paid for such minimum, target and maximum achievement. All such determinations may be different for each Participant or for groups of Participants.

Performance Criteria

For Covered Executives, the Committee will select performance criteria from among (i) operating income, (ii) earnings (either before or after any of interest, taxes, noncontrolling interest, depreciation and amortization), (iii) return on net assets, (iv) return on capital, (v) return on investment, (vi) revenues, (vii) earnings per share, either including or excluding special charges, as reported to shareholders, (viii) total shareholder return, (ix) return on equity, (x) total business return, (xi) return on invested capital, (xii) operating cash flow, (xiii) free cash flow, (xiv) economic value added, (xv) new awards, (xvi) contract backlog, (xvii) ethics, (xviii) strategic goals, (xix) environmental protection, (xx) safety and (xxi) cost reduction. For Participants other than Covered Executives the Committee may select these or other performance criteria in its discretion.

The Committee may state performance goals for the performance criteria using any one or any fixed combination of those performance criteria and using target levels or target growth rates of any of those performance criteria, and may apply such performance criteria and performance goals on a Company-wide or business unit basis. The Committee may select different or alternative performance goals or performance criteria for Covered Executives or any other group of Participants.

The Committee may adjust the achievement of any performance goal to reflect or offset (i) a change in accounting standards, (ii) a significant acquisition or divestiture, (iii) a significant capital transaction, or (iv) any other unusual, nonrecurring item, as reported to shareholders in accordance with generally accepted accounting principles, and is attributable to an event occurring after the performance goals for the year have been established. However, the actual cost of this Incentive Program will be part of the calculation of earnings.

Performance criteria and performance goals and all other relevant factors applied to Covered Executives shall be of such a nature that an objective third party having knowledge of the relevant performance results and all other relevant facts could determine whether the performance goals are met and calculate the incentive compensation availability for any Covered Executive.

Performance Target Amount

The Committee will assign for each Participant an incentive compensation target amount for achievement of the target performance goals for selected performance criteria. The incentive compensation target amount is set at a percentage of the Participant’s base salary based on the Participant’s position and job level.

Thresholds

The Committee will determine target and where applicable minimum and maximum performance goals for the performance criteria it has selected. If performance is less than minimum, no incentive compensation attributable to that performance goal will be available. If performance results fall between two designated thresholds, the availability of incentive compensation attributable to that performance goal will be as determined or approved by the Committee.

Achievement of Performance Goals

Before the payment of any incentive compensation, and within the first 90 days of the fiscal year following the fiscal year for which the incentive compensation is payable, the Committee will certify in writing the extent of achievement of the performance goal(s) for the fiscal year.

Negative Discretion on Incentive Compensation for Covered Executives

The Committee may in its discretion reduce the incentive compensation otherwise payable to any Participant on the basis of such factors as the Committee in its discretion deems appropriate. The exercise of such discretion with respect to any Covered Executive or other Participant shall not result in an increase in the amount paid to any Covered Executive.

5.	INCENTIVE COMPENSATION POOL

Determination of Incentive Compensation Pool

The sum of the achieved incentive compensation opportunities for all Participants will comprise an incentive compensation pool for the award of incentive compensation. The Committee may establish different or alternative incentive compensation pools for Covered Executives or any other group of Participants. The Committee may further adjust the aggregate amount of the incentive compensation pool upward or downward based on such factors as the Committee in its discretion deems appropriate. Prior to the payment of any incentive compensation and within the first 90 days of the fiscal year following the fiscal year for which incentive compensation is payable, the Committee shall approve the aggregate amount of the incentive compensation pool or pools.

Unit Performance and Individual Performance Adjustments

The Committee may adjust the achieved incentive compensation opportunity of any Participant, or any group of such Participants, other than any Covered Executive, upward or downward based on business unit performance, individual performance, or such other factors as the Committee in its discretion deems appropriate.

The Committee may determine business unit performance by applying (1) performance criteria and performance goals to the business unit or subunit in which the Participant or group of Participants is employed, (2) functional operating performance criteria and performance goals specific to such business unit or subunit, (3) operating safety management of the business unit or subunit, or (4) such similar factors as the Committee in its discretion deems appropriate. To the extent the Committee in its discretion deems feasible, the criteria for determining business unit performance shall be objective and relate to matters which can be influenced by the Participant or group of Participants in their individual capacities and chosen to contribute to meeting the Company’s short- and long-term goals.

The Committee may develop criteria for determining individual performance. Individual goals for Participants will be determined by the Participant’s manager and business unit head, giving appropriate consideration to the manager’s discretion and judgment in conjunction with the Committee’s determination of individual performance criteria.

Allocation of Incentive Compensation Pool

The Committee will allocate the incentive compensation pool among Participants in the pool entitled to incentive compensation for the applicable fiscal year on the basis of achieved incentive compensation opportunity as adjusted for business unit performance and individual performance. The aggregate amount of all incentive compensation will not exceed (but may be less than) the aggregate amount of the incentive compensation pool. The actual incentive compensation payable to any Participant for a fiscal year will not exceed $5 million.

6.	MISCELLANEOUS PROVISIONS

Incentive compensation cash awards will be paid as soon as reasonably practicable after determination and approval by the Committee, and in all events on or before the 15th day of the third month following the end of the fiscal year.

If any of the Company’s financial statements are required to be restated as a result of misconduct or fraud, the Company at the direction of the Committee in it sole discretion may recover all or any portion of any cash award that was paid based on the financial results that were negatively affected by such restatement. For this purpose, misconduct or fraud includes any circumstance where forfeiture of a cash award is required by law, and any other circumstance where the Committee determines in its sole discretion that a Participant (i) personally and knowingly engaged in practices that materially contributed to a material noncompliance with any financial reporting requirement, or (ii) had knowledge of such material noncompliance or the circumstances giving rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Company.

Nothing in this Incentive Program restricts the ability of the Company to pay incentive compensation or other supplemental compensation in any amount to any individual for any reason, including but not limited to hiring incentives, retention incentives, separation payments, safety and service awards or incentive compensation or awards on any other basis.

Cash awards payable under this Plan shall be paid solely from general assets of the Company and its affiliates. This Plan is unfunded and unsecured. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of a cash award.

In the case of Participants employed outside the United States, the Company or its affiliates may vary the provisions of this Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.

The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of descent and distribution.

This Incentive Program is originally effective beginning with the Company’s fiscal year 2000, upon its approval by the shareholders of Chicago Bridge & Iron Company N.V. This Incentive Program as amended to read as set forth in this document shall be effective for the Company’s fiscal year 2010 and thereafter, subject to approval by the shareholders of the Company.

The Committee may, without further action by the shareholders, amend this Incentive Program from time to time, effective prospectively or retroactively, in any manner the Committee deems desirable provided, however, that no such amendment shall enlarge the class of employees who may be Participants in this Incentive Program, add to the permitted performance measures for Covered Executives, or increase the maximum incentive compensation payable under this Incentive Program to any participant for a fiscal year beyond $5 million, without the consent of the shareholders of Chicago Bridge & Iron Company N.V.

This Plan shall be governed by the laws of the state of Texas.

CHICAGO BRIDGE & IRON COMPANY N.V. C/O CB&I 2103 RESEARCH FOREST DRIVE THE WOODLANDS, TX 77380 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: VOTE BY INTERNET — www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. M19744-P89849 CHICAGO BRIDGE & IRON COMPANY N.V. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Other To Vote FOR or WITHHOLD vote for the 1 . election of the For Withhold Nominee following nominee(s):01) Michael L. Underwood 0 0 0 For Against Abstain To Vote FOR or WITHHOLD vote for the 2 . election of the following nominee(s):01) Chicago Bridge & Iron Company B.V. 0 0 0 6 . 0 0 0For Against Abstain 7 . 0 0 0 3 . 0 0 0 8 . 0 0 0 4 . 0 0 0 9 . 0 0 0 5 . 0 0 0 10 . 0 0 0 1 . To elect one member of the Supervisory Board to serve until the Annual General Meeting of Shareholders in 2013. Nominee(s): 01 ) Michael L. Underwood OR 02) Luciano Reyes 2 . To elect one member of the Management Board to serve until the Annual General Meeting of Shareholders in 2014. Nominee(s): 01 ) Chicago Bridge & Iron Company B.V. OR 02) Lealand Finance Company B.V. 3. To authorize the preparation of our Dutch Statutory annual accounts and the annual report of our Management Board in the English language and to adopt our Dutch Statutory annual accounts for the year ended December 31, 2009. 4. To discharge the sole member of the Management Board from liability in respect of the exercise of its duties during the year ended December 31, 2009. 5. To discharge the members of the Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2009. 6. To approve the extension of the authority of our Management Board, acting with the approval of the Supervisory Board, to repurchase up to 10% of our issued share capital of the Company until November 6, 2011, on the open market, through privately negotiated transactions or in one or more self tender offers for a price per share not less than the nominal value of a share and not higher than 110% of the most recent available (as of the time of repurchase) price of a share on any securities exchange where our shares are traded. 7. To appoint Ernst & Young LLP as our independent registered public accounting firm, who will audit our accounts for the year ending December 31, 2010. 8. To approve the Chicago Bridge & Iron Company Incentive Compensation Program. 9. To approve the extension of the authority of the Supervisory Board to issue shares and/or grant rights to acquire shares (including options to subscribe for shares), never to exceed the number of authorized but unissued shares, and to limit or exclude the preemptive rights of shareholders of the Company with respect to the issuance of shares and/or the grant of the right to acquire shares, until May 6, 2015. 10. To approve the compensation of the members of the Supervisory Board. Signature [PLEASE SIGN ON LINE] Date Signature [Joint Owners] Date Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: You can view the Notice and Proxy Statement and Annual Report With Form 10-K for Chicago Bridge & Iron Company N.V. on the Internet at www.proxyvote.com M19745-P89849

CHICAGO BRIDGE & IRON COMPANY N.V. This Proxy is Solicited by the Supervisory Board of the Company Proxy For Annual General Meeting of Shareholders (Must be presented at the meeting or received by mail prior to the close of business on April 29, 2010) The undersigned registered holder of Shares of New York Registry (each representing one Common Share of EUR 0.01 nominal amount of Chicago Bridge & Iron Company N.V.), hereby appoints David A. Delman, Chief Legal Officer, General Counsel and Secretary, and Walter Browning, Managing General Counsel, Corporate & Compliance, or either of them, as proxies of the undersigned with full power of substitution to attend and address the Annual General Meeting of Shareholders of Chicago Bridge & Iron Company N.V. to be held in Amsterdam, The Netherlands on May 6, 2010 and in general, to exercise all rights the undersigned could exercise in respect of such Common Shares if personally present thereat in their discretion upon all matters which may properly come before such Meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted on a poll (if a poll shall be taken) the Common Shares of Chicago Bridge & Iron Company N.V. represented by shares of New York Registry registered in the name of the undersigned on the books of the New York Transfer Agent and Registrar as of the close of business on March 12, 2010, at such Meeting in respect of the resolutions specified on the reverse side thereof. This proxy is governed by Dutch law. Please direct your proxy how it is to vote by placing an “x” in the appropriate box opposite the resolutions, which have all been proposed by the Company, specified on the reverse side thereof. This proxy, when properly executed and timely received, will be voted in the manner directed herein. If no instructions are given on this proxy card, then the shares will be voted FOR Mr. Underwood, FOR Chicago Bridge & Iron Company B.V., and FOR items 3-10. The Proxy Card must be signed by the person in whose name the relevant shares are registered on the books of the Transfer Agent and Registrar. In the case of a Corporation or Partnership, the Proxy Card must be executed by a duly authorized officer or attorney. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Complete, Sign, Date and Promptly Return this Proxy Card Using the Enclosed Envelope.CHICAGO BRIDGE & IRON COMPANY N.V. P.O. BOX 11436 NEW YORK, N.Y. 10203-0436